$350,000,000

MASTER REPURCHASE AGREEMENT

Dated as of August 8, 2007

among

NRFC JP HOLDINGS, LLC

as Seller,

and

JPMORGAN CHASE BANK, N.A.,

as Buyer

TABLE OF CONTENTS

-i-

-ii-

ARTICLE 28. SERVICING	78
ARTICLE 29. MISCELLANEOUS	79

-iii-

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties
SCHEDULE I	Advance Rates and Applicable Pricing Rates
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III	Monthly Reporting Package
EXHIBIT IV	Form of Custodial Delivery
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VII	Asset Information
EXHIBIT VIII	Advance Procedures
EXHIBIT IX	Excluded Transferees
EXHIBIT X	Form of Bailee Letter
EXHIBIT XI	Form of Interim Servicing Agreement
EXHIBIT XII	Form of Margin Deficit Notice
EXHIBIT XIII	UCC Filing Jurisdictions
EXHIBIT XIV	Form of Future Funding Confirmation
EXHIBIT XV	Additional Eligible Collateral
EXHIBIT XVI	Form of Servicer Notice
EXHIBIT XVII	Form of Release Letter
EXHIBIT XVIII	Future Funding Advance Procedures
EXHIBIT XIX	Covenant Compliance Certificate
EXHIBIT XX	Form of Depository Agreement
EXHIBIT XXI	Form of Custodial Agreement

-iv-

EXHIBIT XXII	Form of Officers’ Certificate

-v-

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of August 8, 2007, by and among NRFC JP HOLDINGS, LLC, a Delaware limited liability company (the “Seller” with respect to the Eligible Assets that it sells to Buyer) and JPMORGAN CHASE BANK, N.A., a banking association organized under the laws of the United States (the “Buyer”).

ARTICLE 1.

APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller and Buyer agree to the transfer from Seller to Buyer all of its rights, title and interest to certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to transfer back to Seller such Assets at a date certain or on demand, against the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction.

ARTICLE 2.

DEFINITIONS

“Accelerated Repurchase Date” shall have the meaning specified in Article 13(b)(i) of this Agreement.

“Accepted Servicing Practices” shall mean with respect to any applicable Purchased Asset, those mortgage servicing practices of prudent mortgage lending institutions that service mortgage and/or mezzanine loans of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Acceptable Attorney” means an attorney-at-law that has delivered at Seller’s request a Bailee Letter, with the exception of an attorney whom Buyer has notified Seller is not satisfactory to Buyer.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Additional Eligible Collateral” shall mean any of the items indicated on Exhibit XV hereto.

“Adjusted Total Assets” shall mean the sum of Total Assets plus Off-Balance Sheet Assets.

“Adjusted Total Liabilities” shall mean, the sum of Total Liabilities plus Off-Balance Sheet Liabilities minus Trust Preferred Securities.

“Advance Rate” shall mean, with respect to each Transaction and any Pricing Rate Period, the initial Advance Rate selected by Seller for such Transaction as shown in the related Confirmation, unless otherwise agreed to by Buyer and Seller.

“Affiliate” shall mean, when used with respect to any specified Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto, or (ii) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Affiliated Hedge Counterparty” shall mean JPMorgan Chase Bank, N.A., or any Affiliate thereof, in its capacity as a party to any Hedging Transaction with Seller.

“Agreement” shall mean this Master Repurchase Agreement, dated as of August 8, 2007 by and among NRFC JP Holdings, LLC and JPMorgan Chase Bank, N.A., as such agreement may be modified or supplemented from time to time.

“Alternative Rate” shall have the meaning specified in Article 3(h) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Applicable Spread” shall mean, with respect to a Transaction involving a Purchased Asset in any Asset Type Grouping:

(i) so long as no Event of Default shall have occurred and be continuing, the incremental per annum rate (expressed as a number of “basis points”, each basis point being equivalent to 1/100 of 1%) specified in Schedule I attached to this Agreement as being the “Applicable Spread” for Purchased Assets in such Asset Type Grouping for the applicable loan-to-cost ratio, the applicable net operating income debt yields or Rating Agency ratings shown on Schedule I, as applicable, or such lower rate as may be determined by Buyer in its sole discretion, in the event that the Advance Rate applicable to any Purchased Asset is less than the related Maximum Advance Rate, in each case as determined by Buyer on each Pricing Rate Determination Date in accordance with Article 3(d), and

(ii) after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, plus 400 basis points (4.00%).

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VII attached hereto.

“Asset Type Grouping” shall mean, with respect to the Eligible Assets, any of the types of Eligible Assets listed in Schedule I attached to this Agreement.

“Assets” shall have the meaning specified in Article 1.

“B-Note” means the original promissory note, if any, that was executed and delivered in connection with the subordinate portion of a Senior Mortgage Loan.

“Bailee Letter” means a letter from an Acceptable Attorney or from a Title Company, in the form attached to this Agreement as Exhibit X, wherein such Acceptable Attorney or Title Company in possession of a Purchased Asset File (i) acknowledges receipt of such Purchased Asset File, (ii) confirms that such Acceptable Attorney, Title Company, or other Person acceptable to Buyer is holding the same as bailee of Buyer under such letter and (iii) agrees that such Acceptable Attorney or Title Company shall deliver such Purchased Asset File to the Custodian by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset.

“Bankruptcy Code” shall mean The United States Bankruptcy Code of 1978, as amended from time to time.

“Breakage Costs” shall have the meaning assigned thereto in Article 3(m).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed. Notwithstanding the foregoing sentence, when used with respect to the determination of LIBOR, “Business Day” shall only be a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.

“Buyer” shall mean JPMorgan Chase Bank, N.A., or any successor.

“Buyer’s Margin Amount” shall mean with respect to any Transaction and any Purchased Asset on any date, the Maximum Advance Rate available for such Purchased Asset, multiplied by the Market Value of such Purchased Asset as of the date of determination.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“CF Sweep Event” shall mean a determination by Buyer, in accordance with Article 4 of this Agreement, that a Margin Deficit exists.

“Closing Date” shall mean August 8, 2007.

“CMBS” shall mean pass-through certificates representing beneficial ownership interests in one or more first lien mortgage loans secured by commercial and/or multifamily properties rated B- (or its equivalent) or higher by the Rating Agencies.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning specified in Article 6 of this Agreement.

“Collection Period” shall mean with respect to the Remittance Date in any month, the period beginning on the Cut-off Date in the month preceding the month in which such Remittance Date occurs and continuing to but excluding the Cut-off Date immediately preceding such Remittance Date.

“Concentration Limit” shall mean, on any date of determination (i) the limit on the maximum concentration on such Business Day that may be represented by a particular type of Purchased Asset. With respect to Construction Loans, the applicable Concentration Limit is 40% of the Facility Amount, of which 50% of such Concentration Limit may be represented by Construction Loans structured as a “B-note”, “mezzanine loan” or “junior participation” in such Construction Loan (but in no event greater than 20% of the Facility Amount). With respect to Land Loans, the applicable Concentration Limit is 15% of the Facility Amount. With respect to fixed-rate Purchased Assets that are not subject to a Hedging Transaction, the applicable Concentration Limit is 10% of the aggregate Repurchase Price for all Purchased Assets.

“Condo Conversion Loan” shall mean a performing first-priority mortgage loan secured by properties that have been, or are expected to be, converted or built from the ground up to a condominium form of ownership for the purpose of re-development as, in whole or in part, residential apartments, commercial, office or industrial buildings or time share units.

“Confirmation” shall have the meaning specified in Article 3(b) of this Agreement.

“Consolidated Adjusted EBITDA” shall mean, for any period, with respect to any Person, the sum, without duplication, for such period of (a) the Net Income of such Person and its consolidated Subsidiaries determined on a consolidated basis for such period, (b) the sum of the provisions for such period for income taxes, interest expense, and depreciation and amortization expense used in determining such Net Income for such Person and its consolidated Subsidiaries, (c) amounts deducted in accordance with GAAP in respect of other non-cash expenses in determining such Net Income for such Person and its consolidated Subsidiaries and (d) the amount of any aggregate net loss (or minus the amount of any gain) during such period arising from the sale, exchange or other disposition of capital assets by such Person and its consolidated Subsidiaries determined on a consolidated basis, in each event excluding unrealized gains/losses, any fees payable to advisors for raising private equity capital, amortization of financing fees and amortization of bond discount associated with convertible debt outstanding.

“Construction Loan” shall mean a performing first priority commercial real estate mortgage loan (either structured as an “A-note”, “senior participation”, “B-note”, “mezzanine loan” or “junior participation” in such a mortgage loan) secured by a Core Property Type that provides for periodic advances for construction of improvements on the real estate securing such mortgage loan for which a substantial portion of the proceeds of the mortgage loan may be for “ground up” construction.

“Core Property Types” shall mean the following types of properties: multi-family, mixed-use, retail, industrial, office building and hospitality, or such other types of properties that Buyer may agree to in its sole and absolute discretion.

“Contingent Liabilities” shall mean, with respect to any Person and its consolidated Subsidiaries (without duplication): (i) liabilities and obligations (including any Guarantee Obligations) of such Person, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules), (ii) any obligation, including, without limitation, any Guarantee Obligation, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion, environmental indemnities and guarantees of customary carve-out matters made in connection with Non-Recourse Indebtedness, such as (but not limited to) fraud, misappropriation, bankruptcy and misapplication) which have not yet been called on or quantified, of such Person or of any other Person, and (iii) any forward commitment or obligation to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender. The amount of any Contingent Liabilities described in clause (ii) shall be deemed to be, (a) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through, (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of such Person. As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Covenant Compliance Certificate” shall have the meaning specified in Article 12(j)(ii) hereof.

“CRE CDO” shall mean commercial real estate collateralized debt obligations rated BB- (or its equivalent) or higher by the Rating Agencies.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, by and among the Custodian, Seller and Buyer, the form of which is attached hereto as Exhibit XXI.

“Custodial Delivery” shall mean the form executed by Seller in order to deliver the Purchased Asset Schedule and the Purchased Asset File to Buyer or its designee (including the Custodian) pursuant to Article 7 of this Agreement, a form of which is attached hereto as Exhibit IV.

“Custodian” shall mean Wells Fargo Bank, N.A., or any successor Custodian appointed by Buyer with the consent of Seller.

“Cut-off Date” shall mean the first (1st) calendar day of any month.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Mortgage Asset” shall mean any loan (a) that is sixty (60) days or more delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related loan documents, (b) as to which an Act of Insolvency shall have occurred with respect to the Borrower or (c) as to which a material non-monetary event of default shall have occurred under any document included in the Purchased Asset File for such Purchased Asset.

“Deferred Financing Costs” shall mean the aggregate amount of deferred financing or similar costs incurred by a Person or any Subsidiary of such Person that have not been accounted for as expenses in accordance with GAAP.

“Delinquent Mortgage Asset” shall mean a loan that is thirty (30) or more days, but less than sixty (60) days, delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related loan documents.

“Depository” shall mean Wells Fargo Bank, N.A., or any successor Depository appointed by Buyer with the prior written consent of Seller (such consent to not be unreasonably withheld or delayed).

“Depository Account” shall mean a segregated interest bearing account, in the name of Buyer, established at the Depository pursuant to the Depository Agreement.

“Depository Agreement” shall mean that certain Depository Agreement, dated as of the date hereof, among Buyer, Seller and the Depository, in the form attached hereto as Exhibit XX.

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value,” or any other form of draft appraisal acceptable to Buyer.

“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(f) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(f) of this Agreement.

“EBITDA” shall mean, for any period, the sum, without duplication, for such period of (a) Net Income of Seller for such period, (b) the sum of provisions for such period for income taxes, interest expense, and depreciation and amortization expense used in determining such Net Income, (c) amounts deducted in accordance with GAAP in respect of other non cash expenses in determining such Net Income and (d) the amount of any aggregate net loss (or minus the amount of any gain) during such period arising from the sale, exchange or other disposition of capital assets (determined in accordance with GAAP) by Seller, excluding any reporting implications of Financial Interpretations No. 45 and 46 and FASB 150, in each event excluding unrealized gains/losses, any fees payable to advisors for raising private equity capital, amortization of financing fees and amortization of bond discount associated with convertible debt outstanding.

“Eligible Assets” shall mean any of the following types of assets or loans (i) that are acceptable to Buyer in its sole and absolute discretion exercised in good faith, (ii) with respect to which the representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all material respects, and (iii) that are secured directly or indirectly by properties that are Core Property Types (or any other property type acceptable to Buyer in its sole discretion) and is located in the United States of America, its territories or possessions (or elsewhere, in the sole discretion of Buyer):

(i) Senior Mortgage Loans;

(ii) Construction Loans;

(iii) B-Notes/Junior Interests;

(iv) Mezzanine Loans;

(v) Condo Conversion Loans;

(vi) CMBS rated B- (or its equivalent) or higher by the Rating Agencies and CRE CDO rated BB- (or its equivalent) or higher by the Rating Agencies;

(vii) Land Loans;

(viii) any Additional Eligible Collateral transferred to Buyer in connection with a Margin Deficit; and

(ix) any other asset types or classifications that are acceptable to Buyer, subject to its consent on all necessary and appropriate modifications to this Agreement and each of the Transaction Documents, as determined by Buyer in its sole and absolute discretion.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement: (i) Non-performing loans; (ii) loans that are Defaulted Mortgage Assets or Delinquent Mortgage Assets; or (iii) assets secured directly or indirectly by loans described in the preceding clauses (i) through (ii).

“Eligible Loans” shall mean any Senior Mortgage Loans, Construction Loans, B-Notes/Junior Interests, Mezzanine Loans, Condo Conversion Loans and Land Loans that are also Eligible Assets.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Site Assessment” shall have the meaning specified in paragraph 30 of the section of Exhibit VI dealing with Eligible Loans.

“Equity Interest” shall mean, with respect to any Person, any share of capital stock of (or other ownership, equity or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership, equity or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership, equity or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Article references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Article 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Article 302(c)(11) of ERISA and Article 412(c)(11) of the Code and the lien created under Article 302(f) of ERISA and Article 412(n) of the Code, described in Article 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Article 13 of this Agreement.

“Extension Period” shall have the meaning specified in Article 3(n)(i) of this Agreement.

“Facility Amount” shall mean $350,000,000.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Buyer from three (3) federal funds brokers of recognized standing selected by it.

“Filings” shall have the meaning specified in Article 6(d) of this Agreement.

“Final Maturity Date” shall have the meaning specified in the definition of “Maturity Date”.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fixed Charge Coverage Ratio” shall mean, for Guarantor and its consolidated Subsidiaries during any period, EBITDA for such period divided by the Fixed Charges for the same period.

“Fixed Charges” shall mean, for Guarantor and its consolidated Subsidiaries determined on a consolidated basis during any period, the sum of (without duplication) (a) Debt Service, (b) all Preferred Dividends required to be paid during such period, (c) Capital Lease Obligations required to be paid during such period, and (d) all payments due under any ground lease.

“Foreclosed Loan” shall mean an Eligible Loan with respect to which the Underlying Mortgaged Property has been foreclosed upon by Seller or, in the case of a B-Note, Junior Interest, Mezzanine Loan, CMBS or CRE CDO, by the Servicer of the Underlying Mortgage Loan.

“Future Funding Amount” shall mean, (i) with respect to any Construction Loan or Senior Mortgage Loan, the amount of additional funding obligations that were expressly identified to and approved by Buyer in connection with the initial Transaction or (ii) with respect to any Purchased Asset where Seller elected to apply a percentage lower than the Advance Rate set forth in Schedule I in connection with the initial Transaction, the amount of additional funds available to be advanced against such Purchased Asset.

“Future Funding Confirmation” shall have the meaning specified in Article 3(c)(i).

“Future Funding Date” shall mean, with respect to any Purchased Asset with respect to which a Future Funding Amount is outstanding, the date on which Buyer advances any portion of such Future Funding Amount.

“Future Funding Due Diligence” shall have the meaning set forth in Article 3(c)(ii) hereof.

“Future Funding Due Diligence Package” shall have the meaning set forth in Exhibit XVIII hereto.

“Future Funding Loan” shall mean any Purchased Asset for which there is a Future Funding Amount outstanding.

“Future Funding Transaction” shall mean (i) an additional Transaction requested with respect to any Construction Loan or Senior Mortgage Loan to provide for the advance of additional funds that were expressly identified to and approved by Buyer in connection with the initial Transaction entered into in respect of such Construction Loan or Senior Mortgage Loan or (ii) an additional Transaction requested with respect to any Purchased Asset to provide for the advance of additional funds in the event that Seller elected to apply a percentage lower than the Advance Rate set forth in Schedule I in connection with the initial Transaction.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the date hereof, from Guarantor in favor of Buyer, in form and substance acceptable to Buyer, which shall cause Guarantor to be jointly and severally liable with Seller to Buyer for up to 10% of the maximum Facility Amount.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “guarantee” and “guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined in good faith.

“Guarantor” shall mean NorthStar Realty Finance Corp., a Maryland corporation.

“Hedge-Required Asset” shall mean any Eligible Asset that is a fixed rate Eligible Asset.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, entered into by any Affiliated Hedge Counterparty or Qualified Hedge Counterparty with Seller, either generally or under specific contingencies that is required by Buyer, or otherwise pursuant to this Agreement (subject to the definition of Concentration Limit), to hedge a Hedge-Required Asset, or that Seller has elected to pledge or transfer to Buyer pursuant to this Agreement.

“Income” shall mean, with respect to any Purchased Asset at any time, (x) any collections of principal, interest, dividends, receipts or other distributions or collections, (y) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale or liquidation of such Purchased Asset and (z) all payments actually received by Buyer on account of Hedging Transactions.

“Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) Capitalized Lease Obligations of such Person; (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (k) all obligations of such Person under Finance Leases.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Article 26 of this Agreement.

“Interim Servicing Agreement” shall mean the Interim Servicing Agreement, dated as of the date hereof, by and among the Servicer, Seller and Buyer, the form of which is attached hereto as Exhibit XI.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Interest Expense” shall mean, for any period, the total of all interest expense with respect to all outstanding Indebtedness including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under all Hedge Transactions with respect to interest rates to the extent such net costs are allocable to such period in accordance with GAAP, excluding amortization of deferred financing fees and amortization of bond discounts associated with convertible debt to the extent included in GAAP Interest Expense.

“Junior Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Junior Interest that is a junior participation.

“Junior Interest” shall mean a performing junior participation interest in a stabilized or transitional senior commercial, multifamily fixed or floating rate mortgage loan secured by a first lien on multifamily and commercial properties or a subordinate portion of a Senior Mortgage Loan evidenced by a Junior Certificate.

“Land Loan” shall mean a performing first priority mortgage loan secured by undeveloped real estate intended to be developed into retail, hospitality, commercial, multi-family or condominium property.

“Legal Fee Cap” shall mean the maximum amount of legal fees related to due diligence of Eligible Assets for which Seller shall be obligated to pay. With respect to Senior Mortgage Loans such amount shall equal $3,500. With respect to B-Notes and Mezzanine Loans such amount shall equal $5,000. With respect to Construction Loans (or any Junior Interest or B-Note in a Construction Loan) and Land Loans such amount shall equal $6,000.

“Leverage” shall mean, for any Person, the aggregate amount of indebtedness for money borrowed (included purchase money mortgage loans) outstanding at any time, both secured and unsecured.

“LIBOR” shall mean the rate per annum calculated as set forth below:

(i) On each Pricing Rate Determination Date, LIBOR for the next Pricing Rate Period will be the rate for deposits in United States dollars for a one-month period that appears on page BBAM of Bloomberg, L.P. as of 11:00 a.m., London time, on such date; or

(ii) On any Pricing Rate Determination Date on which no such rate appears on page BBAM of Bloomberg, L.P. as described above, LIBOR for the next Pricing Rate Period will be determined on the basis of the arithmetic mean of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards, if necessary, to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounding upwards).

“LIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR

1 - Reserve Requirement

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the LIBO Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Liquidity” shall mean, at any time, the amount equal to the sum of (i) funds standing to the credit of the Depository Account; plus (ii) cash or cash equivalents (excluding (x) cash or cash equivalents consisting of Additional Eligible Collateral pledged hereunder or pledged to secure a “margin deficit” or “borrowing base deficiency” (or the equivalent, however designated, under another warehouse facility) and (y) cash or cash equivalents standing to the credit of a deposit account or other account that is the subject of a “control agreement” (or the equivalent, however designated) at a time when Seller does not have the right unilaterally to direct the withdrawal of funds from such account (e.g., because a “default” or “event of default” (or the equivalent, however designated) exists)); plus (iii) the unused excess, if any, of the Facility Amount or “borrowing base” (or the equivalent, however designated) of assets held under this Agreement, in all other warehouse facilities to which Seller is a party at such time and the Unsecured Credit Facility over the Purchase Price (less any prepayments thereof) or “unpaid principal balance” (or the equivalent, however designated) of such assets under this Agreement or such other warehouse facilities.

“Margin Deadline” has the meaning specified in Article 4(a).

“Margin Deficit” shall have the meaning specified in Article 4(a).

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value for such Purchased Asset on such date as determined by Buyer in its sole and absolute discretion, exercised in good faith. The Market Value shall, at Buyer’s option, be deemed to be zero with respect to each Purchased Asset (i) subject to Article 7(d), in respect of which the complete Purchased Asset File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement and (ii) that has been released from the possession of the Custodian under the Custodial Agreement to Seller for a period in excess of twenty (20) calendar days (except as may have been consented to by Buyer in its sole and absolute discretion).

The Market Value of each Purchased Asset may be determined by Buyer in good faith, in its sole discretion, on each Business Day during the term of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition of Seller or Guarantor, (b) the ability of Seller or Guarantor to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Buyer under any of the Transaction Documents.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maturity Date” shall mean the day that is 364 calendar days after the Closing Date, or such later date as may be in effect pursuant to Article 3(n) hereof. For the sake of clarity, the Maturity Date shall not be any date beyond three (3) years from the Closing Date (the “Final Maturity Date”), except with respect to the exercise of the Wind Down Period option described in Article 3(n)(ii).

“Maximum Advance Rate” shall mean, with respect to each Purchased Asset, the “Advance Rate” specified for the applicable Asset Type Grouping in Schedule I attached to this Agreement for the applicable loan-to-cost ratio, the applicable net operating income debt yields or Rating Agency ratings shown on Schedule I, as applicable, or if not shown in Schedule I or otherwise agreed to by Seller and Buyer, as determined by Buyer in its sole and absolute discretion.

“Mezzanine Loan” shall mean a performing loan (or a participation therein) primarily secured by a pledge of full or partial equity ownership interests in one or more entities that own directly or indirectly multifamily or commercial properties that serve as collateral for Senior Mortgage Loans.

“Mezzanine Note” shall mean the original promissory note that was executed and delivered in connection with a particular Mezzanine Loan.

“Minimum Transfer Amount” shall mean, with respect to Seller, $500,000; provided, however, that if a Default or an Event of Default has occurred and is continuing hereunder, the Minimum Transfer Amount shall be U.S. $0.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in fee simple in real property and the improvements thereon, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage, including any A-Note, B-Note or Junior Certificate that is a Purchased Asset.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage, or the obligor on a Mezzanine Note or Junior Interest.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Article 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Assets” shall mean, for any Person, total assets (other than intangibles) at cost, before deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities.

“Net Income” shall mean, with respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Net Operating Income” shall mean, with respect to any Underlying Mortgaged Property, for any period, the actual net operating income (including, but not limited to, any net income from Hedging Transactions) calculated in accordance with customary Commercial Mortgage Securities Association (CMSA) criteria for commercial mortgaged properties.

“New Asset” shall mean an Eligible Asset that a Seller proposes to be included as a Purchased Item.

“Non-Recourse Indebtedness” shall mean, with respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to non-recourse provisions (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Off-Balance Sheet Liabilities” shall mean, with respect to any Person, any (a) repurchase obligation or liability, contingent or otherwise, of such Person with respect to any mortgages, mortgage notes, accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) repurchase obligation or liability, contingent or otherwise, of such Person with respect to Property or assets leased by such Person as lessee and (c) obligations, contingent or otherwise, of such Person under any Off-Balance Sheet Transaction, in each case, if the transaction giving rise to such obligation does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person.

“Off-Balance Sheet Transaction” shall mean, with respect to any Person, any synthetic lease, tax retention operating lease, commercial mortgage backed securities transaction, securitization transaction, collateralized debt obligation transaction, off balance sheet loan or similar off balance sheet financing.

“Originated Asset” shall mean any Eligible Asset originated by Seller.

“Other Warehouse Facilities” shall mean loan and security agreements, repurchase agreements and similar agreements entered into from time to time by Seller with respect to financial assets similar to Eligible Assets, excluding this Agreement.

“Permitted Liens” shall have the meaning specified in Article 11(e) hereof.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Article 302 of ERISA or Article 412 of the Code, other than a Multiemployer Plan.

“Plan Party” shall have the meaning set forth in Article 21(a) of this Agreement.

“Potential Event of Default” shall mean any condition or event that, after notice or lapse of time, would constitute an Event of Default.

“Pre-Existing Asset” shall mean any Eligible Asset that is not an Originated Asset.

“Pre-Purchase Due Diligence” shall have the meaning set forth in Article 3(b)(iii) hereof.

“Pre-Purchase Legal Fees” shall mean all of the reasonable and necessary out of pocket legal fees (subject to any Legal Fee Cap), costs and expenses incurred by Buyer in connection with the Pre-Purchase Due Diligence associated with Buyer’s decision as to whether or not to enter into a particular Transaction.

“Price Differential” shall mean, with respect to any Purchased Asset as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate for such Purchased Asset to the Purchase Price of such Purchased Asset on a 360-day-per-year basis for the actual number of days during each Pricing Rate Period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Purchased Asset).

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the sum of (i) the LIBO Rate and (ii) the relevant Applicable Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment received by the Depository in respect thereof.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Buyer purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date, adjusted after the Purchase Date as set forth below. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount (expressed in dollars) equal to the product obtained by multiplying (i) the Market Value of such Purchased Asset (or the par amount of such Purchased Asset, if lower than Market Value) by (ii) the “Advance Rate” for such Purchased Asset, as set forth in Schedule I attached to this Agreement; provided, that notwithstanding the foregoing, Seller may request that the Purchase Price set forth in a Confirmation be determined by applying a percentage lower than the Advance Rate set forth in Schedule I attached to this Agreement and, in such event, such lower percentage shall be deemed the “Advance Rate” for purposes of this Agreement. The Purchase Price of any Purchased Asset shall be (x) increased by any Future Funding Amounts disbursed by Buyer to Seller or the related borrower with respect to such Purchased Asset and (y) decreased by (i) the portion of any Principal Payments on such Purchased Asset that are applied pursuant to Article 5 hereof to reduce such Purchase Price and (ii) any other amounts paid to Buyer by Seller to reduce such Purchase Price.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in Article 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement; provided that to the extent that Buyer waives, including pursuant to Article 7(c), receipt of any document in connection with the purchase of an Eligible Asset (but not if Buyer merely agrees to accept delivery of such document after the Purchase Date), such document shall not be a required component of the Purchased Asset File until such time as Buyer determines in good faith that such document is necessary or appropriate for the servicing of the applicable Purchased Asset.

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Asset sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer and any Additional Eligible Collateral delivered by Seller to Buyer pursuant to Article 4(a) of this Agreement (other than Eligible Assets or Additional Eligible Collateral that have been repurchased by Seller).

“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to each Trust Receipt and Custodial Delivery containing information substantially similar to the Asset Information.

“Purchased Items” shall have the meaning specified in Article 6(a) of this Agreement.

“Qualified Hedge Counterparty” shall mean, with respect to any Hedging Transaction, any entity, other than an Affiliated Hedge Counterparty, that (a) qualifies as an “eligible contract participant” as such term is defined in the Commodity Exchange Act (as amended by the Commodity Futures Modernization Act of 2000), (b) the long-term debt of which is rated no less than “A+” by Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, and “A1” by Moody’s Investors Service, Inc and (c) is reasonably acceptable to Buyer; provided, that with respect to clause (c), if Buyer has approved an entity as a counterparty, it may not thereafter deem such counterparty unacceptable with respect to any previously outstanding Transaction unless clause (a) or clause (b) applies.

“Rating Agency” shall mean any of Fitch Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London. Initially, the Reference Banks shall be JPMorgan Chase Bank, N.A., Barclays Bank, Plc and Deutsche Bank AG. If any such Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer, in its sole discretion exercised in good faith, may designate alternative banks meeting the criteria specified in clauses (i) and (ii) above.

“Release Letter” shall mean a letter substantially in the form of Exhibit XVII hereto (or such other form as may be acceptable to Buyer).

“Relevant System” shall mean (a) The Depository Trust Company in New York, New York, or (b) such other clearing organization or book-entry system as is designated in writing by Buyer.

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Internal Revenue Code.

“Remittance Date” shall mean the fourth (4th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“REO Property” shall mean real property acquired by Seller, including a mortgaged property acquired through foreclosure of an Eligible Asset or by deed in lieu of such foreclosure.

“Repurchase Date” shall mean, with respect to a Purchased Asset, the earliest to occur of (i) the Termination Date, (ii) the date set forth in the applicable Confirmation or (iii) the Accelerated Repurchase Date.

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to Seller; such price will be determined in each case as the sum of the (i) Purchase Price of such Purchased Asset (as increased by any additional funds advanced in connection with such Purchased Asset); (ii) the accreted and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Price Differential for the current Pricing Rate Period); (iii) any other amounts due and owing by Seller to Buyer and its Affiliates pursuant to the terms of this Agreement as of such date; (iv) any amounts that would be payable to (a positive amount) a Qualified Hedge Counterparty under any related Hedging Transaction, if such Hedging Transaction were terminated on the date of determination; (v) any amounts that would be payable to (a positive amount) or by (a negative amount) an Affiliated Hedge Counterparty under any related Hedging Transaction, if such Hedging Transaction were terminated on the date of determination, which amounts will be determined pursuant to the “Credit Support Annex” of any Hedging Transaction, if such determination is in connection with any calculation of Margin Deficit; and (vi) if such Repurchase Date is not a Remittance Date, any Breakage Costs payable in connection with such Repurchase other than with respect to the determination of a Margin Deficit.

“Requested Exceptions Report” shall have the meaning assigned thereto in Article 3(b)(iii)(E).

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Responsible Officer” shall mean any executive officer of Seller.

“Seller” shall mean the entity identified as “Seller” in the Recitals hereto, and such other sellers as may be approved by Buyer in its sole discretion from time to time.

“Senior Mortgage Loans” shall mean performing senior commercial or multifamily fixed or floating rate mortgage loans, A-notes or senior participation interests in those mortgage loans, in each case secured by first liens on multifamily or commercial properties.

“Servicer” shall mean Midland Loan Services, Inc.

“Servicer Notice” shall mean a notice substantially in the form of Exhibit XVI hereto, as amended, supplemented or otherwise modified from time to time.

“Servicing Agreement” shall have the meaning specified in Article 28(b).

“Servicing Records” shall have the meaning specified in Article 28(b).

“Structuring Fee” shall have the meaning specified in Article 3(a)(xiii) of this Agreement.

“Subordinate Eligible Assets” shall mean Eligible Assets described in items (iii) and (iv) of the definition of Eligible Assets.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the collateral is located) survey of the underlying real estate directly or indirectly securing or supporting such Purchased Asset prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer and the company issuing the Title Policy for such Property.

“Tangible Net Worth” shall mean, as of a particular date and as to any Person: (a) all amounts that would be included under stockholder equity (or the equivalent) on a balance sheet of such Person and its consolidated subsidiaries (including minority interests relating to Guarantor) determined on a consolidated basis at such date determined in accordance with GAAP, plus accumulated depreciation on owned real estate assets, less (b) in each case with respect to such Person and its consolidated subsidiaries determined on a consolidated basis (i) amounts owing to such Person from Affiliates, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or its respective Affiliates, (ii) intangible assets of such Person, as determined in accordance with GAAP, except for FAS 141 intangible assets, (iii) the value of REO Property and Foreclosed Loans of such Person, (iv) prepaid taxes and expenses, (v) unamortized hedging positions under Derivatives Contracts, and (vi) (without duplication) Related Party Loans.

“Target Price” shall mean, with respect to any Purchased Asset as of any date, the amount (expressed in dollars) obtained by multiplying (i) the Market Value of such Purchased Asset as of such date by (ii) the then-applicable Maximum Advance Rate for such Purchased Asset.

“Termination Date” means, with respect to any Transaction, the earlier of (a) 364 days from the date of such Transaction, or if such Transaction is extended, the date to which it is extended; (b) any Early Repurchase Date for such Transaction; (c) the Maturity Date (unless extended pursuant to the Wind Down Period in Article 3(n)(ii)); or (d) the date of the occurrence of an Event of Default.

“Termination Date Extension Conditions” shall have the meaning specified in Article 3(g) of this Agreement.

“Title Company” shall mean a nationally-recognized title insurance company acceptable to Buyer.

“Title Policy” shall have the meaning specified in paragraph 9 of the section of Exhibit VI dealing with Eligible Loans.

“Total Assets” shall mean, at any time, an amount equal to the aggregate undepreciated book value of (a) all assets owned by any Person(s) (on a consolidated basis) and (b) the proportionate share of assets owned by non-consolidated Subsidiaries of such Person(s), less (i) amounts owing to such Person(s) from any Affiliates thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person(s) or their respective Affiliates, (ii) intangible assets (other than Interest Rate Protection Agreements specifically related to the Purchased Assets, excluding FAS 141 intangible assets) and (iii) prepaid taxes and/or expenses.

“Total Liabilities” shall mean all Indebtedness and contingent liabilities of any Person (without duplication) and all Subsidiaries thereof determined on a consolidated basis in accordance with GAAP.

“Transaction” shall mean a Transaction, as specified in Article 1 of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Custodial Agreement, the Servicing Agreement, the Depository Agreement, all Hedging Transactions and all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Asset Files that are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a bailment arrangement with counsel or other third party acceptable to Buyer in its sole discretion.

“UCC” shall have the meaning specified in Article 6(d) of this Agreement.

“Underlying Mortgage Loan” shall mean, with respect to any B-Note, Junior Interest, Mezzanine Loan, CMBS or CRE CDO, a mortgage loan made in respect of the related Underlying Mortgaged Property.

“Underlying Mortgaged Property” shall mean, in the case of:

(a) a Senior Mortgage Loan or Condo Conversion Loan, the Mortgaged Property securing such Senior Mortgage Loan or Condo Conversion Loan, as applicable;

(b) a Junior Interest, the Mortgaged Property securing such Junior Interest, or the Mortgaged Property securing the Mortgage Loan in which such Junior Interest represents a junior participation, as applicable;

(c) a B-Note, the Mortgaged Property securing such B-Note;

(d) a Mezzanine Loan, the Mortgaged Property that is owned by the Person the equity of which is pledged as collateral security for such Mezzanine Loan;

(e) a CMBS, the Mortgaged Property securing the mortgage loans related to such security;

(f) a CRE CDO, the Mortgaged Property securing the mortgage loans related to such security; and

(g) a Construction Loan or Land Loan, the real estate and any improvements securing such Construction Loan or Land Loan, as applicable.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all material information that has come to Seller’s attention that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Asset Document(s)), to a reasonable institutional mortgage buyer in determining whether to originate or acquire the Purchased Asset in question.

“Unsecured Credit Facility” shall mean the credit facility represented by the Revolving Credit Agreement, dated as of November 3, 2006, among NorthStar Realty Finance Corp., NorthStar Realty Finance Limited Partnership, NRFC Sub-REIT Corp. and NS Advisors, LLC, as borrowers, the lenders from time to time party thereto, KeyBank National Association, as administrative agent, Keybanc Capital Markets and Bank of America, N.A., as co-lead arrangers, KeyBank Capital Markets, as sole book manager, Bank of America, N.A., as syndication agent, and Citicorp North America, Inc., as documentation agent, as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, together with all other documents executed in connection therewith, as the same are amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Wind Down Period” shall have the meaning specified in Article 3(n)(ii) of this Agreement.

All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “good faith” as defined in Section 1-201(19) of the UCC as in effect in the State of New York as of the date of the Agreement.

ARTICLE 3.

INITIATION; CONFIRMATION; TERMINATION; FEES; REDUCTION OF FACILITY AMOUNT

Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller payment of an amount equal to all fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory in form and substance to Buyer and its counsel:

(a) The following Transaction Documents, as well as certain other documents, delivered to Buyer:

(i) this Agreement, duly completed and executed by each of the parties hereto;

(ii) a Custodial Agreement, duly executed and delivered by each of the parties thereto;

(iii) a Depository Agreement, duly completed and executed by each of the parties thereto;

(iv) a Guarantee Agreement, duly completed and executed by each of the parties thereto;

(v) an Interim Servicing Agreement, duly completed and executed by each of the parties thereto;

(vi) any and all consents and waivers applicable to Seller or to the Purchased Assets;

(vii) UCC Financing Statements for filing in each of the UCC Filing Jurisdictions described on Exhibit XIII hereto, each naming Seller as “Debtor” and Buyer as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Collateral and Purchased Items in this Agreement, together with any other documents necessary or requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Transaction Document;

(viii) any documents relating to any Hedging Transactions;

(ix) opinions of outside counsel to Seller;

(x) good standing certificates and certified copies of the charters and by-laws (or equivalent documents) of Seller and Guarantor and of all corporate or other authority for Seller and Guarantor with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary);

(xi) with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is not serviced by Seller, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and Servicer;

(xii) Buyer shall have received payment from Seller of an amount equal to the amount of actual costs and expenses, including the reasonable fees and expenses of counsel to Buyer, incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith;

(xiii) Buyer shall have received payment from Seller, as consideration for Buyer’s agreement to enter into this Agreement, an up-front structuring fee in an amount equal to $350,000 (calculated as ten (10) basis points (0.10%) multiplied by the Facility Amount), such amount to be paid to Buyer in U.S. Dollars on the Closing Date, in immediately available funds, without deduction, set-off or counterclaim (the “Structuring Fee”); and

(xiv) all such other and further documents, documentation and legal opinions as Buyer in its discretion shall reasonably require.

(b) Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i) The sum of (A) the unpaid Repurchase Price for all prior outstanding Transactions, (B) the requested Purchase Price for the pending Transaction and (C) all available and unfunded Future Funding Amounts under all prior outstanding Transactions shall not exceed an amount equal to the Facility Amount.

(ii) Seller shall give Buyer no less than one (1) Business Day prior written notice of each Transaction (including the initial Transaction), together with a signed, properly completed, written confirmation in the form of Exhibit I attached hereto prior to each Transaction (a “Confirmation”) signed by a Responsible Officer of Seller. Each Confirmation shall describe the Purchased Assets, shall identify Buyer and Seller and shall be executed by both Buyer and Seller; provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer; and

(iii) Buyer shall have the right to review, as described in Exhibit VIII hereto, the Eligible Assets Seller proposes to sell to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines (“Pre-Purchase Due Diligence”). Buyer shall be entitled to make a determination, in the exercise of its sole discretion, that, in the case of a Transaction, it shall or shall not purchase any or all of the assets proposed to be sold to Buyer by Seller. On the Purchase Date for the Transaction, which shall be not less than one (1) Business Day following the final approval of an Eligible Asset by Buyer in accordance with Exhibit VIII hereto, the Eligible Assets shall be transferred to Buyer or the Custodian against the transfer of the Purchase Price to an account of Seller. Buyer shall inform Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VIII attached hereto. Upon the approval by Buyer of a particular proposed Transaction, Buyer shall deliver to Seller a signed copy of the related Confirmation described in clause (i) above, on or before the scheduled date of the underlying proposed Transaction. Prior to the approval of each proposed Transaction by Buyer:

(A) Buyer shall have (i) determined, in its sole and absolute discretion, that the asset proposed to be sold to Buyer by Seller in such Transaction is an Eligible Asset and (ii) obtained internal credit approval, to be granted or denied in Buyer’s sole and absolute discretion, for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller;

(B) Buyer shall have fully completed all external legal due diligence;

(C) Buyer shall have determined the Pricing Rate applicable to the Transaction (including the Applicable Spread) in accordance with Schedule I hereto or as otherwise agreed by Buyer and Seller;

(D) no Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

(E) Seller shall have delivered to Buyer a list of all exceptions to the representations and warranties relating to the Purchased Asset and any other eligibility criteria for such Purchased Asset (the “Requested Exceptions Report”) and, except as specifically set forth therein, all such representations and warranties shall be true, correct and complete;

(F) Buyer shall have waived all exceptions in the Requested Exceptions Report;

(G) both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in Article 10 (other than Article 10(b)(x)(D)), as applicable, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(H) subject to Buyer’s right to perform one or more due diligence reviews pursuant to Article 27, Buyer shall have completed its due diligence review of the Purchased Asset File, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing to the Eligible Asset becoming a Purchased Asset; provided, that if Buyer’s diligence review of the Purchased Asset File requires the delivery of a mortgage file or the equivalent, Seller shall have the benefit of such delayed delivery provisions as are customary in pooling and servicing agreements (e.g., while a promissory note (or analogous document directly evidencing the obligation) must be delivered as a condition of closing, an ancillary document or estoppels may be delivered within a reasonable time frame thereafter);

(I) with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date which is not serviced by Seller or an Affiliate thereof, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and Servicer;

(J) Seller shall have paid to Buyer all reasonable legal fees (subject to any Legal Fee Cap) and expenses and the reasonable costs and expenses incurred by Buyer in connection with the entering into of any Transaction hereunder, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(K) Buyer shall have determined, in its sole and absolute discretion, that no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction;

(L) Buyer shall have received from Custodian on each Purchase Date an Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to each Purchased Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day;

(M) Buyer shall have received from Seller a Release Letter covering each Eligible Asset to be sold to Buyer;

(N) Buyer shall not have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(O) the Repurchase Date for such Transaction is not later than the Maturity Date (unless extended pursuant to the Wind Down Period in Article 3(n)(ii));

(P) Seller shall have taken such other action as Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the Purchased Assets;

(Q) with respect to any Eligible Asset to be purchased hereunder, if such Eligible Asset was acquired by Seller, Seller shall have disclosed to Buyer the acquisition cost of such Eligible Asset (including therein reasonable supporting documentation required by Buyer, if any);

(R) Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall reasonably require;

(S) Buyer shall have received a copy of any documents relating to any Hedging Transaction, and Seller shall have pledged and assigned to Buyer, pursuant to Article 6 hereunder, all of Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any;

(T) no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by Seller, however denominated, shall have occurred and be continuing under any Hedging Transaction; and

(U) the counterparty to Seller in any Hedging Transaction shall be an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and, in the case of a Qualified Hedge Counterparty, in the event that such counterparty no longer qualifies as a Qualified Hedging Counterparty, then, at the election of Buyer, Seller shall ensure that such counterparty posts Additional Eligible Collateral in an amount satisfactory to Buyer under all its Hedging Transactions with Seller, or Seller shall immediately terminate the Hedging Transactions with such counterparty and enter into new Hedging Transactions with a Qualified Hedge Counterparty.

(c) Buyer’s agreement to enter into each Future Funding Transaction described in part (i) of the definition thereof is subject to the satisfaction of the following conditions precedent, both immediately prior to entering into such Future Funding Transaction and also after giving effect to the consummation thereof:

(i) Seller shall give Buyer written notice of each Future Funding Transaction, together with a signed, properly completed, written confirmation in the form of Exhibit XIV attached hereto prior to each Future Funding Transaction (a “Future Funding Confirmation”) signed by a Responsible Officer of Seller. Each Future Funding Confirmation shall identify the related Future Funding Loan, shall identify Buyer and Seller and shall be executed by both Buyer and Seller; provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on a Future Funding Confirmation that has not been signed by a Responsible Officer; and

(ii) Buyer shall have the right to, as described in Exhibit XVIII hereto, conduct an additional due diligence investigation of the related Future Funding Loan as Buyer determines (“Future Funding Due Diligence”). On the Future Funding Date for the Future Funding Transaction, which shall occur following the final approval of the Future Funding Transaction by Buyer in accordance with Exhibit XVIII hereto, the Future Funding Amount shall be transferred by Buyer to Seller or, at Seller’s direction, to the related borrower. Buyer shall inform Seller of its determination with respect to any such proposed Future Funding Transaction solely in accordance with Exhibit XVIII attached hereto. Upon the approval by Buyer of a particular Future Funding Transaction, Buyer shall deliver to Seller a signed copy of the related Future Funding Confirmation described in clause (i) above, on or before the scheduled date of the underlying proposed Future Funding Transaction. Prior to the approval of each proposed Future Funding Transaction by Buyer:

(A) Buyer shall have (i) determined, in its sole and absolute discretion, that the related Future Funding Loan is not a Defaulted Mortgage Asset and (ii) fully completed all external legal due diligence;

(B) no Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

(C) both immediately prior to the requested Future Funding Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in Exhibit VI with respect to the related Future Funding Loan and Article 10 (other than Article 10(b)(x)(D)) of this Agreement, as applicable, shall be true, correct and complete on and as of such Future Funding Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(D) Buyer shall have completed its Future Funding Due Diligence, and its review of any documents, records, agreements, instruments, mortgaged properties or information relating to such Future Funding Loan as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing to the advance of funds;

(E) Seller shall have paid to Buyer all legal fees and expenses and the reasonable costs and expenses incurred by Buyer in connection with the entering into of any Future Funding Transaction hereunder, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Future Funding Transaction hereunder;

(F) Buyer shall have determined, in its sole and absolute discretion, that no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Future Funding Transaction;

(G) Buyer shall not have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(H) Seller shall have taken any other action as Buyer shall have reasonably requested in order to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the funds to be advanced;

(I) Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall reasonably require; and

(J) Seller shall have delivered to Buyer a certificate of a Responsible Officer of Seller, certifying that the related borrower has met all conditions required under the related loan documents to be entitled to the advance of the Future Funding Amount.

Buyer’s agreement to enter into each Future Funding Transaction described in part (ii) of the definition thereof is subject to the satisfaction of the following conditions precedent, both immediately prior to entering into such Future Funding Transaction and also after giving effect to the consummation thereof:

(i) Seller shall give Buyer written notice of each Future Funding Transaction, identifying the related Future Funding Loan; and

(ii) Prior to the approval of each proposed Future Funding Transaction by Buyer:

(A) Buyer shall have (i) determined, in its sole and absolute discretion, that the related Future Funding Loan is not a Defaulted Mortgage Asset and (ii) completed any additional due diligence or review of any documents, records, agreements, instruments, mortgaged properties or information relating to such Future Funding Loan as Buyer deems reasonably appropriate;

(B) no Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

(C) both immediately prior to the requested Future Funding Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in Exhibit VI with respect to the related Future Funding Loan and Article 10 (other than Article 10(b)(x)(D)) of this Agreement, as applicable, shall be true, correct and complete on and as of such Future Funding Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(D) Seller shall have paid to Buyer all legal fees and expenses and the reasonable costs and expenses incurred by Buyer in connection with the entering into of any Future Funding Transaction hereunder, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Future Funding Transaction hereunder;

(E) Buyer shall have determined, in its sole and absolute discretion, that no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Future Funding Transaction;

(F) Buyer shall not have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(G) Seller shall have taken any other action as Buyer shall have reasonably requested in order to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the funds to be advanced; and

(H) Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall reasonably require.

(d) With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on the Pricing Rate Determination Date for all of the next succeeding Pricing Rate Periods for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period taking into account any changes in the applicable loan-to-cost ratio, the applicable net operating income debt yields or Rating Agency ratings shown on Schedule I, as applicable, determined to be applicable to such Transaction in Buyer’s sole and absolute discretion, exercised in good faith, and notify Seller of such rate for such period each such Pricing Rate Determination Date; provided, however, that Buyer shall have no affirmative obligation to determine whether there has been any change in the related terms or quality of the Purchased Asset to cause any change in the related loan-to-cost ratio, the applicable net operating income debt yields or Rating Agency ratings shown on Schedule I.

(e) Each Confirmation and Future Funding Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction or Future Funding Transaction, as applicable, covered thereby. In the event of any conflict between the terms of such Confirmation or Future Funding Confirmation and the terms of this Agreement, other than with respect to the Advance Rate or the applicable Price Differential set forth in the related Confirmation, this Agreement shall prevail.

(f) Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i) Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date, no later than two (2) Business Days prior to such Early Repurchase Date; and

(ii) on such Early Repurchase Date, Seller pays to Buyer an amount equal to the sum of the Repurchase Price for the applicable Purchased Asset and any other amounts payable under this Agreement (including, without limitation, Article 3(j) of this Agreement) with respect to such Purchased Asset against transfer to Seller or its agent of such Purchased Assets and any related Hedging Transactions.

Subject to its right to make determinations of Market Value with respect to any Purchased Asset that would trigger the obligation of Seller to repurchase a Purchased Asset prior to the scheduled Repurchase Date, or any other contractual right of Buyer under this Agreement to do so, Buyer shall not terminate a Transaction prior to the scheduled Termination Date unless an Event of Default has occurred.

(g) On the Termination Date for any Transaction, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Assets being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Buyer. Notwithstanding the definition of Repurchase Price herein, with respect to any determination of Repurchase Price that is made other than in connection with any calculation of a Margin Deficit, the Repurchase Price shall be determined without giving effect to clause (iv) or (v) of the definition of Repurchase Price herein. Notwithstanding the foregoing, provided that all of the extension conditions listed in clauses (i) through (iv) of this Article 3(g) (collectively, the “Termination Date Extension Conditions”) shall have been satisfied, as determined by Buyer in its sole and absolute discretion, Seller may request to extend such Termination Date by no more than 364 days from the date of such extension request by giving written notice to Buyer of such request. Any failure by Buyer, in its sole and absolute discretion, to deliver to Seller an objection, rejection or consent to such extension request in writing within thirty (30) days of such request shall be deemed consent to Seller’s request to extend such Termination Date. Notwithstanding anything to the contrary in this Article 3(g), in no event shall the Termination Date be extended beyond the Final Maturity Date. For purposes of the preceding sentence, the Termination Date Extension Conditions shall be deemed to have been satisfied if:

(i) Seller shall have given Buyer written notice, not less than thirty (30) days prior but no more than one hundred and eighty (180) days prior to the originally scheduled Termination Date, of Seller’s desire to extend the Termination Date; and if Seller fails to give such notice, Seller shall be deemed to have elected not to extend the Termination Date;

(ii) no Material Adverse Effect, Margin Deficit, Default or Event of Default under this Agreement shall have occurred and be continuing as of the date notice is given under subclause (i) above or as of the originally scheduled Termination Date and no “Termination Event,” “Event of Default” or “Potential Event of Default” or any similar event by Seller, however denominated, shall have occurred and be continuing under any Hedging Transaction;

(iii) (A) with respect to a Purchased Asset subject to an extension described above, all representations and warranties contained in Exhibit VI shall be true, correct, complete and accurate in all material respects as of the scheduled Repurchase Date, subject to the applicable cure rights described below in Article 13(a)(xv), and (B) all representations and warranties regarding Seller contained in Article 10 shall be true, correct, complete and accurate in all material respects as of the scheduled Repurchase Date; and

(iv) on the originally scheduled Termination Date, Seller pays to Buyer, on account of each Purchased Asset, an amount sufficient to reduce the Repurchase Price for each Purchased Asset to an amount equal to the applicable Advance Rate used to calculate the Purchase Price of such Purchased Asset multiplied by the Market Value for each such Purchased Asset then subject to a Transaction.

(h) If prior to the first day of any Pricing Rate Period with respect to any Transaction, (i) Buyer shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Rate Period, or (ii) the LIBO Rate determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, Buyer shall give telecopy or telephonic notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the Federal Funds Rate plus the Applicable Spread (the “Alternative Rate”).

(i) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to enter into or maintain Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions and to continue Transactions as such shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law.

(j) Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any actual, out-of-pocket loss, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements, but which shall exclude any lost opportunity costs) that Buyer may sustain or incur as a consequence of (i)  any payment of the Repurchase Price on any day other than a Remittance Date, including Breakage Costs, (ii) a default by Seller in selling Eligible Assets after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iii)  Buyer’s enforcement of the terms of any of the Transaction Documents, (iv) any actions taken to perfect or continue any lien created under any Transaction Documents, and/or (v) Buyer entering into any of the Transaction Documents or owning any Purchased Item, other than, in each case, any loss, cost or expense sustained by Buyer as a result of Buyer’s gross negligence, bad faith or willful misconduct. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller and shall be prima facie evidence of the information set forth therein.

(k) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i) shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for income taxes and any changes in the rate of tax on Buyer’s overall net income);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii) shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount that Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(l) If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(m) If Seller repurchases Purchased Assets on a day other than the last day of a Pricing Rate Period, Seller shall indemnify Buyer and hold Buyer harmless from any actual losses, costs and/or expenses which Buyer sustains as a direct consequence thereof (“Breakage Costs”), in each case for the remainder of the applicable Pricing Rate Period. Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller absent manifest error. This Article 3(m) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

(n) (i) Notwithstanding the definition of Maturity Date herein, provided that all of the extension conditions listed in clauses (i) through (iv) of this Article 3(n)(i) (collectively, the “Maturity Date Extension Conditions”) shall have been satisfied, as determined by Buyer in its sole and absolute discretion, Seller may request to extend such Maturity Date by no more than 364 days from the date of such extension request by giving written notice to Buyer of such request (such extension, an “Extension Period”). Any failure by Buyer, in its sole and absolute discretion, to deliver to Seller an objection, rejection or consent to such extension request in writing within thirty (30) days of such request shall be deemed consent to Seller’s request to extend such Maturity Date. Notwithstanding anything to the contrary in Article 3(n)(i) hereof, in no event shall Seller be permitted to extend the Maturity Date for more than two (2) Extension Periods. For purposes of the preceding sentence, the Maturity Date Extension Conditions shall be deemed to have been satisfied if:

(A) Seller shall have given Buyer written notice, not less than forty-five (45) days prior but no more than one hundred and eighty (180) days prior to the originally scheduled Termination Date, of Seller’s desire to extend the Termination Date; and if Seller fails to give such notice, Seller shall be deemed to have elected not to extend the Termination Date;

(B) no Material Adverse Effect, Margin Deficit, Default or Event of Default under this Agreement shall have occurred and be continuing as of the date notice is given under subclause (i) above or as of the originally scheduled Termination Date and no “Termination Event,” “Event of Default” or “Potential Event of Default” or any similar event by Seller, however denominated, shall have occurred and be continuing under any Hedging Transaction;

(C) all representations and warranties shall be true, correct, complete and accurate in all material respects as of the existing Maturity Date; and

(D) on the originally scheduled Termination Date, Seller pays to Buyer, on account of each Purchased Asset, an amount sufficient to reduce the Repurchase Price for each Purchased Asset to an amount equal to the applicable Advance Rate used to calculate the Purchase Price of such Purchased Asset multiplied by the Market Value for each such Purchased Asset then subject to a Transaction.

(ii) Upon written request of Seller delivered to Buyer at least thirty (30) days, but in no event earlier than sixty (60) days, prior to the then current Final Maturity Date (provided each extension has occurred in accordance with the terms of this Agreement), and so long as no Margin Deficit, Default or Event of Default and no event which has a Material Adverse Effect shall have occurred and be continuing on the then current Final Maturity Date, Buyer may in its sole discretion agree to extend the Final Maturity Date, for a period not to exceed 364 additional days (the “Wind Down Period”) by giving notice to Seller of such extension and of the end of the Wind Down Period determined by Buyer; provided, that any failure by Buyer to deliver notice to Seller of any objection or rejection to such Wind Down Period within fifteen (15) days from the date first received by Buyer shall be deemed to be Buyer’s consent to extend the Final Maturity Date. In no event shall the Final Maturity Date be extended for more than one (1) Wind Down Period. Prior to the Wind Down Period, Seller shall pay down 10% of the drawn Facility Amount on the Final Maturity Date. During the Wind Down Period, (i) Buyer shall not finance any additional Eligible Assets from Seller and (ii) for each of the four (4) successive calendar quarters, Seller is required to pay down 25% of the drawn Facility Amount (measured by the drawn amount of the Facility once Seller pays down the Facility Amount by 10% as specified above) at the end of each calendar quarter. Notwithstanding any other provision of this Article 3(n)(ii) or otherwise herein, neither Buyer nor any of its Affiliates shall be under any obligation to extend the original Maturity Date, as the same may have been extended pursuant to this Article 3(n)(ii).

ARTICLE 4.

MARGIN MAINTENANCE

(a) If at any time Buyer’s Margin Amount for all Purchased Assets is less than the Repurchase Price for all Purchased Assets (a “Margin Deficit”), then Buyer may by notice to Seller in the form of Exhibit XII (a “Margin Deficit Notice”) require Seller to, at Seller’s option, no later than three (3) Business Days following the receipt of a Margin Deficit Notice (the “Margin Deadline”) to the extent such Margin Deficit equals or exceeds the Minimum Transfer Amount, (i) transfer to Buyer for no additional consideration (by transfer to Buyer or its designee (including the Custodian) Additional Eligible Collateral, (ii) repurchase some or all of the Purchased Assets at their respective Repurchase Prices, (iii) make a payment in reduction of the Purchase Price (which payment may be paid by the withdrawal by Buyer of funds held in the Depository Account after allocation and payment of any allocated amounts then due and payable to Buyer and its Affiliates), or (iv) choose any combination of the foregoing, such that, after giving effect to such transfers, repurchases and payments, Buyer’s Margin Amount for all Purchased Assets, shall be equal to or greater than the related Repurchase Price for all Purchased Assets.

(b) If at any time the aggregate Repurchase Price of all Purchased Assets subject to Transactions then outstanding exceeds the Facility Amount, then Buyer may, by delivery to Seller of a Margin Deficit Notice, require Seller to, at Seller’s option, no later than the Margin Deadline, (i) repurchase Purchased Assets at the Repurchase Price, (ii) make a payment in reduction of the Repurchase Price of one or more Purchased Assets, or (iii) choose any combination of the foregoing, so that, after giving effect to such repurchases and payments, the aggregate Repurchase Price of all Purchased Assets subject to Transactions then outstanding does not exceed the Facility Amount.

(c) The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

ARTICLE 5.

INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) The Depository Account shall be established at the Depository pursuant to the Depository Agreement concurrently with the execution and delivery of this Agreement by Seller and Buyer. Buyer shall have sole dominion and control over the Depository Account, which shall be subject to the Depository Agreement. All Income in respect of the Purchased Assets and any payments made to Seller in respect of associated Hedging Transactions, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the Depository Account and shall be remitted by the Depository in accordance with the applicable provisions of Articles 5(b), 5(c), 5(d), 5(e), 5(f), 5(g) and 5(h) of this Agreement.

(b) With respect to Purchased Assets, each Mortgagor, issuer of a participation, servicer and trustee with respect to the Purchased Asset or borrower under a Purchased Asset shall have previously received from Seller an irrevocable direction letter, instructing, as applicable, the Mortgagor, issuer of a participation, servicer or trustee with respect to the Purchased Asset or borrower to pay all amounts payable under the related Purchased Asset to Servicer pursuant to the Servicing Agreement, for immediate deposit by Servicer into the Depository Account pursuant to the Servicing Agreement. If a Mortgagor, issuer of a participation, servicer or trustee with respect to the Purchased Asset or borrower forwards any Income with respect to a Purchased Asset to Seller or any Affiliate of Seller rather than directly to the Depository Account, Seller shall, or shall cause such Affiliate to, (i) deliver an additional irrevocable direction letter to the applicable Mortgagor, issuer of a participation, servicer or trustee with respect to the Purchased Asset or borrower and make other best efforts to cause such Mortgagor, issuer of a participation, servicer or trustee with respect to the Purchased Asset or borrower to forward such amounts directly to the Depository Account and (ii) immediately deposit in the Depository Account any such amounts.

(c) So long as no Event of Default or CF Sweep Event with respect to any Purchased Asset shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Assets (other than scheduled or unscheduled Principal Payments and net sale proceeds) and the associated Hedging Transactions during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i) first, pro rata, (i) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding as of such Remittance Date and (ii) to any Affiliated Hedge Counterparty, any amount then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to a Purchased Asset;

(ii) second, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(iii) third, to Seller, the remainder, if any.

(d) So long as no Event of Default or CF Sweep Event shall have occurred and be continuing, any unscheduled Principal Payments and any Principal Payment due on the maturity date of a Purchased Asset shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:

(i) first, pro rata, to Buyer, until the Purchase Price for such Purchased Asset has been reduced to the Target Price for such Purchased Asset as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sales proceeds, if applicable) and, solely with respect to any Hedging Transaction with an Affiliated Hedge Counterparty related to such Purchased Asset, an amount equal to any accrued and unpaid breakage costs under such Hedging Transaction related to such Purchased Asset;

(ii) second, to Buyer, until the related Purchase Price for any other Purchased Asset as to which the Repurchase Price exceeds the Target Price (for this purpose, making such payment in the order of those Purchased Assets with the largest to smallest excess of Repurchase Price over Target Price), until the aggregate Repurchase Price for all of such Purchased Assets has been reduced to the aggregate Target Price for all of the Purchased Assets, respectively as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sale proceeds, if applicable);

(iii) third, to make payment to Buyer of any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(iv) fourth, to Seller, the remainder of such Principal Payments or net sale proceeds, if applicable.

(e) So long as no Event of Default or CF Sweep Event shall have occurred and be continuing, any scheduled Principal Payments and any net sale proceeds in excess of the related Repurchase Price in respect of any Purchased Assets that is a portion of the Income received by the Depository during each Collection Period shall be applied by the Depository on the Remittance Date in the following order of priority:

(i) first, pro rata, to Buyer, until the Purchase Price for such Purchased Asset has been reduced to the Target Price for such Purchased Asset as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sales proceeds, if applicable) and, solely with respect to any Hedging Transaction with an Affiliated Hedge Counterparty related to such Purchased Asset, an amount equal to any accrued and unpaid breakage costs under such Hedging Transaction related to such Purchased Asset;

(ii) second, to Buyer, until the related Purchase Price for any other Purchased Asset as to which the Repurchase Price exceeds the Target Price (for this purpose, making such payment in the order of those Purchased Assets with the largest to smallest excess of Repurchase Price over Target Price), until the aggregate Repurchase Price for all of such Purchased Assets has been reduced to the aggregate Target Price for all of the Purchased Assets, respectively as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sale proceeds, if applicable);

(iii) third, to make payment to Buyer of any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(iv) fourth, to Seller, the remainder of such Principal Payments or net sale proceeds, if applicable.

(f) If Buyer shall have determined that a CF Sweep Event shall have occurred, but no Event of Default shall have occurred and be continuing, all Income (excluding Principal Payments and any net sale proceeds in excess of the related Repurchase Price) received by the Depository in respect of the Purchased Assets and the associated Hedging Transactions shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i) first, pro rata, (i) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day and (ii) to any Affiliated Hedge Counterparty, any amounts then due and payable to such Affiliated Hedge Counterparty under any Hedging Transaction related to such Purchased Asset;

(ii) second, to Buyer, an amount equal to the Repurchase Price of each Purchased Asset until the Repurchase Price for such Purchased Asset has been reduced to the Target Price for such Purchased Asset as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sale proceeds, if any);

(iii) third, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(iv) fourth, to Seller, any remainder.

(g) Upon the occurrence and continuance of a CF Sweep Event, but no Event of Default shall have occurred and be continuing, all Principal Payments and any net sale proceeds in excess of the related Repurchase Price received by the Depository in respect of the Purchased Assets and the associated Hedging Transactions shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i) first, pro rata, to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day and any amounts then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to such Purchased Asset;

(ii) second, to Buyer, on account of the Repurchase Price of each Purchased Asset until the Repurchase Price for such Purchased Asset has been reduced to the Target Price for such Purchased Asset as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sale proceeds, if any);

(iii) third, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(iv) fourth, to remit to Seller any remainder.

(h) If an Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Assets and the associated Hedging Transactions shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:

(i) first, pro rata, (i) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day and (ii) to any Affiliated Hedge Counterparty, any amounts then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to such Purchased Asset;

(ii) second, to Buyer on account of the Repurchase Price of the Purchased Assets until the Repurchase Price for all of the Purchased Assets has been reduced to zero;

(iii) third, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(iv) fourth, to remit to Seller any remainder.

(i) Notwithstanding the provisions of this Article 5, in no event shall any Income or other amounts be distributed to Seller pursuant to Article 5 if there is a Margin Deficit or an Event of Default, without regard to any applicable cure period, or any event which, over the passage of time, could cause a Margin Deficit or an Event of Default.

ARTICLE 6.

SECURITY INTEREST

(a) Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum re-characterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items (as defined below) to Buyer to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Buyer hereunder, including, without limitation, amounts owing pursuant to Article 26, and under the other Transaction Documents, including any obligations of Seller under any Hedging Transaction entered into with any Affiliated Hedge Counterparty (including, without limitation, all amounts anticipated to be paid to Buyer by an Affiliated Hedge Counterparty as provided for in the definition of Repurchase Price) (collectively, the “Repurchase Obligations”). All of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”:

(i) the Purchased Assets and all “securities accounts” (as defined in Article 8-501(a) of the UCC) to which any or all of the Purchased Assets are credited;

(ii) any and all Additional Eligible Collateral transferred to Buyer in accordance with Article 4(a);

(iii) the Purchased Asset Documents, Servicing Agreements, Servicing Records, insurance relating to the Purchased Assets, and collection and escrow accounts and letters of credit relating to the Purchased Assets;

(iv) all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(v) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b) Without limiting Article 6(a) hereto, to secure payment of the Repurchase Obligations owing to Buyer, Seller hereby grants to Buyer a security interest in all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, hereinafter referred to as the “Collateral”:

(i) the Depository Account and all monies from time to time on deposit in the Depository Account;

(ii) the Purchased Items;

(iii) any and all Additional Eligible Collateral transferred to Buyer in accordance with Article 4(a);

(iv) any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(v) Seller’s right under each Hedging Transaction, if any, relating to the Purchased Assets to secure the Repurchase Obligations.

(c) Buyer agrees to act as agent for and on behalf of the Affiliated Hedge Counterparties with respect to the security interest granted hereby to secure the obligations owing to the Affiliated Hedge Counterparties under any Hedging Transactions, including, without limitation, with respect to the Purchased Assets and the Purchased Asset Files held by the Custodian pursuant to the Custodial Agreement.

(d) Buyer’s security interest in the Collateral and Purchased Items shall terminate only upon termination of Seller’s obligations under this Agreement, all Hedging Transactions and the documents delivered in connection herewith and therewith. Upon such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Collateral. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).

ARTICLE 7.

PAYMENT, TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the Purchased Asset shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.

(b) On or before each Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit IV, provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its sole but good faith discretion may elect to permit Seller to make such delivery by not later than the third (3rd) Business Day after the related Purchase Date, so long as Seller causes an Acceptable Attorney, Title Company or other Person acceptable to Buyer to deliver to Buyer and the Custodian a Bailee Letter on or prior to such Purchase Date. Subject to Article 7(c), in connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to the Custodian the following original documents (collectively, the “Purchased Asset File”), pertaining to each of the Purchased Assets identified in the Custodial Delivery delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion:

With respect to each Purchased Asset that is a Senior Mortgage Loan, Condo Conversion Loan or Land Loan:

(i) The original Mortgage Note (and if applicable, one or more allonges) bearing all intervening endorsements, endorsed “Pay to the order of _________ without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(ii) An original of any guarantee executed in connection with the Mortgage Note (if any).

(iii) The original Mortgage with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller certifying that such represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

(iv) The originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

(v) The original Assignment of Mortgage in blank for each Purchased Asset, in form and substance acceptable for recording and otherwise acceptable to Buyer and signed in the name of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(vi) The originals of all intervening assignments of mortgage with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

(vii) The original attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable marked commitment to issue the same.

(viii) The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Asset.

(ix) The original assignment of leases and rents, if any, with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller, certifying that such copy represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

(x) The originals of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recording thereon.

(xi) A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by Seller that such financing statements have been sent for filing, and UCC assignments, which UCC assignments shall be in form and substance acceptable for filing.

(xii) An environmental indemnity agreement (if any).

(xiii) An omnibus assignment in blank (if any).

(xiv) A disbursement letter from the Mortgagor to the original mortgagee (if any).

(xv) Mortgagor’s certificate or title affidavit (if any).

(xvi) A survey of the underlying real estate directly or indirectly securing or supporting such Purchased Asset (if any) as accepted by the title company for issuance of the Title Policy.

(xvii) A copy of the Mortgagor’s opinion of counsel (if any).

(xviii) An assignment of permits, contracts and agreements (if any).

With respect to each Purchased Asset that is a Construction Loan (or, at Buyer’s discretion, that is a Condo Conversion Loan or Land Loan), in addition to items (i) through (xviii) above:

(i) A copy of the original general contractor consent.

(ii) A copy of the original architect consent.

(iii) Copies of the original trade contractors consents.

(iv) A copy of the initial draw request (including the borrower’s affidavit and other backup documentation).

(v) A copy of a feasibility study conducted by an independent architectural and/or engineering consultant as to the feasibility, both structural and financial, of the proposed construction.

(vi) Certified copies of final plans, specifications and drawings (including existing change orders).

(vii) A copy of the construction schedule.

(viii) A certified copy of the guaranteed maximum price construction contract.

(ix) Copies of exhibits to the general contractor contract.

(x) A copy of the general contractor letter of intent.

(xi) Copies of construction permits.

(xii) A copy of the form of management agreement.

(xiii) A certified copy of the architect contract.

(xiv) Copies of each existing trade contract.

(xv) A copy of the trade payment breakdown and schedule of other project costs.

(xvi) A copy of the zoning evidence or zoning report.

(xvii) Copies of certificates of occupancy and other permits, approvals and licenses, as applicable.

(xviii) Copies of engineer’s reports on soil condition and plans and specifications (including any seismic reports).

(xix) Copies of environmental reports.

(xx) Evidence of insurance (including for general contractor and major trade contractors).

(xxi) A copy of the tract map and current survey.

(xxii) A copy of flood hazard certifications.

(xxiii) A copy of any memorandum regarding results of environmental  assessment.

(xxiv) Evidence satisfactory to Buyer relating to utility services, electric, gas, water, telephone and sewerage and utility letters.

(xxv) A copy of approvals of plans by zoning board, any architectural control committee, and tenant under any existing lease.

With respect to each Purchased Asset that is a B-Note/Junior Interest:

(i) with respect to a B-Note, the original Mortgage Note or participation certificate (or assignment, if a syndicated loan) and guarantee, if any, described in the second paragraph of this Article 7(b), and with respect to a B-Note or a junior participation interest, to the extent applicable, a copy of all of the documents described in clauses (iii), (iv), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii) and (xviii) of the second paragraph of this Article 7(b) with respect to a Purchased Asset.

(ii) with respect to a junior participation, the original participation certificate, if any, together with the original of any participation agreement, intercreditor agreement and/or servicing agreement executed in connection with the Purchased Asset.

(iii) the assignment of Purchased Asset, in blank, sufficient to transfer to Buyer all of Seller’s rights, title and interest in and to the Purchased Asset.

With respect to each Purchased Asset that is a Mezzanine Loan:

(i) The original Mezzanine Note (and if applicable, one or more allonges) signed in connection with the Purchased Asset bearing all intervening endorsements, endorsed “Pay to the order of __________ without recourse” and signed in the name of the Last Endorsee by an authorized Person (in the event that the Mezzanine Note was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(ii) The original of the loan agreement and the guarantee, if any, executed in connection with the Purchased Asset.

(iii) The original intercreditor or loan coordination agreement, if any, executed in connection with the Purchased Asset.

(iv) The original security agreement executed in connection with the Purchased Asset.

(v) Copies of all documents relating to the formation and organization of the borrower of such Purchased Asset, together with all consents and resolutions delivered in connection with such borrower’s obtaining the Purchased Asset.

(vi) All other documents and instruments evidencing, guaranteeing, insuring or otherwise constituting or modifying or otherwise affecting such Purchased Asset, or otherwise executed or delivered in connection with, or otherwise relating to, such Purchased Asset, including all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

(vii) The assignment of Purchased Asset sufficient to transfer to Buyer all of Seller’s rights, title and interest in and to the Purchased Asset.

(viii) A copy of the borrower’s opinion of counsel (if any).

(ix) A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by Seller that such financing statements have been sent for filing, and UCC assignments, which UCC assignments shall be in form and substance acceptable for filing.

(x) The original certificates representing the pledged equity interests (if any).

(xi) Stock powers (or their equivalent) relating to each pledged equity interest, executed in blank, if an original stock certificate (or its equivalent) is provided.

(xii) Assignment of any agreements among equity interest holders or other material contracts.

(xiii) If no original stock certificate (or its equivalent) is provided, evidence (which may be an officer’s certificate confirming such circumstances) that the pledged ownership interests have been transferred to, or otherwise made subject to a first priority security interest in favor of, Seller.

With respect to each Purchased Asset that is a CMBS:

(i) With respect to (A) any CMBS that is in physical form, the original certificate, bond or other physical form of such CMBS, which shall (1) be endorsed (either on the face thereof or pursuant to a separate allonge) by the most recent endorsee prior to Seller, without recourse, to the order of Seller and further reflect a complete, unbroken chain of endorsement from the originator to Seller and (2) be accompanied by a separate allonge pursuant to which Seller has endorsed such certificate, without recourse, in blank, or, (B) with respect to any CMBS registered with DTC, evidence of re-registration to the securities intermediary in Buyer’s name, denoting same with a “repo” code.

(ii) to the extent in Seller’s possession, true and correct copies of the pooling and servicing agreement or indenture and all other material documents (including, without limitation, opinions of counsel) or agreements related to the creation or issuance of the CMBS or otherwise affecting the rights (including, without limitation, the security interests) of any holder thereof.

(iii) to the extent in Seller’s possession, as applicable, true and correct copies of any assignment, assumption, modification, consolidation or extension made prior to the Purchase Date in respect of any document or agreement referred to in clause (ii) above, in each case, if the document or agreement being assigned, assumed, modified, consolidated or extended is recordable, with evidence of recording thereon (unless the particular item has not been returned from the applicable recording office).

(iv) as applicable, an original assignment of each agreement referred to in clause (iii) above, in recordable form if the agreement being assigned is a recordable document, executed in blank by Seller.

(v) with respect to any CMBS that is in physical form, a blank endorsement which, when properly completed and delivered, is sufficient to cause Buyer to become the registered holder of the CMBS.

(vi) any other documents that Buyer may request Seller to deliver to Custodian from time to time with respect to any CMBS.

With respect to each Purchased Asset that is a CRE CDO:

(i) With respect to any (A) CRE CDO that is in physical form, the original certificate, bond or other physical form of such CRE CDO, which shall (1) be endorsed (either on the face thereof or pursuant to a separate allonge) by the most recent endorsee prior to Seller, without recourse, to the order of Seller and further reflect a complete, unbroken chain of endorsement from the originator to Seller and (2) be accompanied by a separate allonge pursuant to which Seller has endorsed such certificate, without recourse, in blank, or, (B) with respect to any CRE CDO registered with DTC, evidence of re-registration to the securities intermediary in Buyer’s name denoting same with a “repo” code.

(ii) to the extent in Seller’s possession, true and correct copies of the indenture and all other material documents (including, without limitation, opinions of counsel) or agreements related to the creation or issuance of the CRE CDO or otherwise affecting the rights (including, without limitation, the security interests) of any holder thereof.

(iii) to the extent in Seller’s possession, as applicable, true and correct copies of any assignment, assumption, modification, consolidation or extension made prior to the Purchase Date in respect of any document or agreement referred to in clause (ii) above, in each case, if the document or agreement being assigned, assumed, modified, consolidated or extended is recordable, with evidence of recording thereon (unless the particular item has not been returned from the applicable recording office).

(iv) as applicable, an original assignment of each agreement referred to in clause (iii) above, in recordable form if the agreement being assigned is a recordable document, executed in blank by Seller.

(v) with respect to any CRE CDO that is in physical form, a blank endorsement which, when properly completed and delivered, is sufficient to cause Buyer to become the registered holder of the CRE CDO.

(vi) copies of any notices, distributions, consents or other documents received by Seller relating to clause (v) above.

(vii) any other documents that Buyer may request Seller to deliver to Custodian from time to time with respect to any CRE CDO.

With respect to each Purchased Asset that is of the type described in clause (viii) or (ix) of the definition of Eligible Asset: any of the documentation referred to above in this Article 7(b) or other documentation with respect to such Eligible Asset that is determined by Buyer to be necessary to effectuate the sale, transfer, conveyance and assignment of such Eligible Asset.

From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time. With respect to any documents that have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Assets delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to (i) complete and record each Assignment of Mortgage, (ii) complete the endorsement of each Mortgage Note or Mezzanine Note, (iii) take any action (including exercising voting and/or consent rights) with respect to CMBS, Junior Interests, or intercreditor or participation agreements, (iv) the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other uniform commercial code forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer's security interest in the Purchased Assets and (v) take such other steps as may be necessary or desirable to enforce Buyer’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Asset Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law.

(c) Upon the occurrence and during the continuation of an Event of Default, and in each case subject to the provisions of the Purchased Asset Documents, after notice to Seller, Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions (including, but not limited to, if an Act of Insolvency shall occur with respect to Seller, to the extent Seller controls or is entitled to control selection of any servicer, Buyer may transfer any or all of such servicing to an entity satisfactory to Buyer).

(d) Notwithstanding the provisions of Article 7(b) above requiring the execution of the Custodial Delivery and corresponding delivery of the Purchased Asset File to the Custodian on or prior to the related Purchase Date, with respect to each Transaction involving a Purchased Asset that is identified in the related Confirmation as a “Table Funded” Transaction, Seller shall, in lieu of effectuating the delivery of all or a portion of the Purchased Asset File on or prior to the related Purchase Date, (i) deliver to the Custodian by facsimile on or before the related Purchase Date for the Transaction (A) the promissory note(s), original stock certificate or participation certificate in favor of Seller evidencing the making of the Purchased Asset, with Seller’s endorsement of such instrument to Buyer, (B) such other components of the Purchased Asset File as Buyer may require on a case by case basis with respect to the particular Transaction, and (C) evidence satisfactory to Buyer that all documents necessary to perfect Seller’s (and, by means of assignment to Buyer on the Purchase Date, Buyer’s) interest in the Collateral for the Purchased Asset, and (ii) not later than the third (3rd) Business Day following the Purchase Date, deliver to Buyer the Custodial Delivery and to the Custodian the entire Purchased Asset File.

ARTICLE 8.

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a) Title to all Purchased Assets shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Assets to Seller pursuant to Article 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Article 5 hereof.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller.

ARTICLE 9.

[RESERVED]

ARTICLE 10.

REPRESENTATIONS AND WARRANTIES

(a) Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction for the purchase of any Purchased Assets by Buyer from Seller and any Transaction thereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

(b) In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer as of the date of this Agreement and will be deemed to represent and warrant to Buyer as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and any Transaction thereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, unless otherwise stated herein:

(i) Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Seller’s incorporation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii) Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii) Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.

(iv) Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iii) above, to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder.

(v) Litigation; Requirements of Law. As of the date hereof and as of the Purchase Date for any Transaction hereunder, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or any of its assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened against Seller that may result in any Material Adverse Effect. Seller and Guarantor are in compliance in all material respects with all Requirements of Law. Neither Seller nor Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(vi) No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vii) Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets to Buyer and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the owner of such Purchased Assets free of any adverse claim. In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Assets and Buyer shall have a valid, perfected first priority security interest in the Purchased Assets (and without limitation on the foregoing, Buyer, as entitlement holder, shall have a “security entitlement” to the Purchased Assets).

(viii) No Decline in Market Value; No Margin Deficit; No Defaults. Seller is not aware of any material post-Transaction facts or circumstances that are reasonably likely to cause or have caused a decline in the Market Value of any Purchased Asset. No Margin Deficit exists and no Default or Event of Default has occurred or exists under or with respect to the Transaction Documents.

(ix) Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.

(x) Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A) As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all liens, in each case except for (1) liens to be released simultaneously with the sale to Buyer hereunder and (2) liens granted by Seller in favor of the counterparty to any Hedging Transaction, solely to the extent such liens are expressly subordinate to the rights and interests of Buyer hereunder.

(B) The provisions of this Agreement and the related Confirmation are effective to either constitute a sale of Purchased Items to Buyer or to create in favor of Buyer a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items.

(C) Upon receipt by the Custodian of each Mortgage Note, Mezzanine Loan note, B-Note or Junior Interest certificate, endorsed in blank by a duly authorized officer of Seller, either a purchase shall have been completed by Buyer of such Mezzanine Loan note, B-Note or Junior Interest certificate, as applicable, or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.

(D) Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit VI are true, complete and correct in all material respects, except to the extent disclosed in a Requested Exceptions Report.

(E) Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, Seller as “Debtor” and describing the Purchased Items, in the jurisdiction and recording office listed on Exhibit XIII attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the Uniform Commercial Code will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Purchased Items.

(F) Upon execution and delivery of the Depository Agreement, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the Uniform Commercial Code) comprising Purchased Items or any after-acquired property related to such Purchased Items. Except to the extent disclosed in a Requested Exceptions Report, Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to the Custodian.

(xi) Adequate Capitalization; No Fraudulent Transfer. Seller has, as of such Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, or is presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(xii) No Conflicts or Consents. Neither the execution and delivery of this Agreement and the other Transaction Documents by Seller, nor the consummation of any of the transactions by it herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Seller pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which Seller may be bound, or to which Seller may be subject, other than liens created pursuant to the Transaction Documents. No consent, approval, authorization, or order of any third party is required in connection with the execution and delivery by Seller of the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby which has not already been obtained.

(xiii) Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Transaction Document to which Seller is or will be a party, (ii) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (iii) the consummation of the transactions contemplated by this Agreement (other than the filing of certain financing statements in respect of certain security interests).

(xiv) Organizational Documents. Seller has delivered to Buyer certified copies of its organization documents, together with all amendments thereto, if any.

(xv) No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except as contemplated by the Transaction Documents

(xvi) Federal Regulations. Seller is not required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended. Seller is not a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xvii) Taxes. Seller has filed or caused to be filed all tax returns that, to the knowledge of Seller, would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (A) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (B) are de minimis in amount; no tax liens have been filed against any of Seller’s assets and, no claims are being asserted with respect to any such taxes, fees or other charges.

(xviii) Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xix) Solvency. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors. As of the Repurchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any debtors relief laws. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xx) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xxi) Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xxii) Financial Information. All financial data concerning Seller and the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. All financial data concerning Seller has been prepared fairly in accordance with GAAP. All financial data concerning the Purchased Assets has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or the Purchased Assets, or in the results of operations of Seller, which change is reasonably likely to have in a Material Adverse Effect on Seller.

(xxiii) Hedging Transactions. To the actual knowledge of Seller, as of the Purchase Date for any Purchased Asset that is subject to a Hedging Transaction, each such Hedging Transaction is in full force and effect in accordance with its terms, each counterparty thereto is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred and is continuing with respect thereto.

(xxiv) Servicing Agreements. Seller has delivered to Buyer all Servicing Agreements pertaining to the Purchased Assets and to the actual knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

(xxv) No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxvi) Patriot Act. Seller is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(xxvii)  Environmental Matters.

(a) No properties owned or leased by Seller and no properties formerly owned or leased by Seller, its predecessors, or any former Subsidiaries or predecessors thereof (the “Properties”), contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or reasonably could be expected to give rise to liability under, Environmental Laws;

(b) Seller is in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Laws which reasonably would be expected to interfere with the continued operations of Seller;

(c) Seller has not received any notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Law, nor does Seller have knowledge that any such notice will be received or is being threatened;

(d) Materials of Environmental Concern have not been transported or disposed by Seller in violation of, or in a manner or to a location which reasonably would be expected to give rise to liability under, any applicable Environmental Law, nor has Seller generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that reasonably would be expected to give rise to liability under, any applicable Environmental Law;

(e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Seller, threatened, under any Environmental Law which Seller is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which Seller is a party;

(f) There has been no release or threat of release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably would be expected to give rise to liability under any Environmental Law for which Seller may become liable; and

(g) Each of the representations and warranties set forth in the preceding clauses (A) through (F) is true and correct with respect to each parcel of real property owned or operated by Seller.

(xxviii) Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(xxix) Office of Foreign Assets Control. Seller is not a person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or to the best of Seller’s knowledge, is otherwise associated with any such person in any manner in violation of Section 2 of such executive order, or (iii) on the current list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(xxx) Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as specified on Annex I. Seller’s jurisdiction of organization is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral and Purchased Items, is its notice address. Seller may change its address for notices and for the location of its books and records by giving Buyer written notice of such change.

(xxxi) Ownership. Seller is and shall remain at all times an indirect wholly-owned subsidiary of Guarantor.

ARTICLE 11.

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a) take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Buyer;

(c) modify in any material adverse respect any Servicing Agreements to which it is a party, without the consent of Buyer in its reasonable discretion;

(d) create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Purchased Assets, the other Collateral or Purchased Items, other than the security interest granted by Seller pursuant to Article 6 of this Agreement;

(e) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following, hereinafter referred to as the “Permitted Liens”:

(i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the related borrower or its subsidiaries, as the case may be, in conformity with GAAP;

(ii) Liens created pursuant to the Transaction Documents;

(iii) Liens created pursuant to or in connection with Other Warehouse Facilities on the financial assets that are the subject of such Other Warehouse Facilities, solely to secure the obligations of Seller under such Other Warehouse Facilities; and

(iv) Liens on the rights of Seller created pursuant to or in connection with subscription facilities under subscription agreements or other agreements related thereto, including Seller's rights to call capital from its investors;

(f) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets without the consent of Buyer in its sole and absolute discretion;

(g) consent or assent to any material amendment or supplement to, or termination of, any note, loan agreement, mortgage or guarantee relating to the Purchased Assets or other material agreement or instrument relating to the Purchased Assets other than in accordance with Article 28;

(h) permit the organizational documents or organizational structure of Seller to be amended in any material respect without the prior written consent of Buyer in its sole and absolute discretion;

(i) acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents unless the same becomes a Purchased Asset hereunder;

(j) use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(k) permit the ratio of (A) the sum of Consolidated Adjusted EBITDA for Seller for such period to (B) Interest Expense for Seller for such period to be less than 1:5 to 1:0;

(l) permit Guarantor’s Liquidity to be less than $15,000,000 (at least $7,500,000 of which shall consist of cash or cash equivalents);

(m) permit Guarantor’s and its consolidated subsidiaries’ Tangible Net Worth at any time to be less than the sum of (A) $700,000,000 plus (B) an amount equal to 75% of the aggregate net proceeds after costs and expenses received by Guarantor or any consolidated subsidiaries of Guarantor in connection with the offering or issuance of any Equity Interest of Guarantor or any consolidated subsidiaries of Guarantor (in each case only to the extent such Equity Interests would be included in Tangible Net Worth) after the Closing Date;

(n) permit the ratio of (A) the sum of Consolidated Adjusted EBITDA for the Guarantor for such period to (B) Interest Expense for the Guarantor for such period to be less than 1:5 to 1:0;

(o) permit the ratio of (A) Guarantor’s and its consolidated Subsidiaries’ Adjusted Total Liabilities to (B) Guarantor’s and its consolidated Subsidiaries’ Adjusted Total Assets to exceed 0.90 to 1.00;

(p) permit the ratio of (A) Guarantor’s and its consolidated Subsidiaries’ Indebtedness (excluding Non-Recourse Indebtedness, borrowings under the Unsecured Credit Facility and trust preferred securities) to (B) Adjusted Total Assets of Guarantor and its consolidated Subsidiaries to exceed 0.10 to 1.00;

(q) permit Guarantor’s minimum Fixed Charge Coverage Ratio at any time to be less than 1.20x; and

(r) enter into any Hedging Transaction with respect to any Purchased Asset with any entity that is not an Affiliated Hedging Counterparty or a Qualified Hedging Counterparty.

Compliance with covenants (k) through (q) in this Article 11 shall be evidenced by financial statements and by a compliance certificate furnished together therewith as further provided in Article 12(j)(ii) below, and compliance with all such covenants are subject to verification by Buyer.

ARTICLE 12.

AFFIRMATIVE COVENANTS OF SELLER

(a) Seller shall promptly notify Buyer of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Article 12 shall relieve Seller of its obligations under this Agreement.

(b) Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Article 10.

(c) Seller shall (1) defend the right, title and interest of Buyer in and to the Collateral and Purchased Items against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (2) at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d) Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than the immediately succeeding Business Day after obtaining actual knowledge of such event.

(e) Seller shall cause the special servicer rating of the special servicer with respect to all mortgage loans underlying Purchased Assets to be no lower than “average” by Standard & Poor’s Ratings Group to the extent Seller controls or is entitled to control the selection of the special servicer. In the event the special servicer rating with respect to any Person acting as special servicer for any mortgage loans underlying Purchased Assets shall be below “average” by Standard & Poor’s Rating Group, or if an Act of Insolvency occurs with respect to Seller or Guarantor, Buyer shall be entitled to transfer special servicing with respect to all Purchased Assets to an entity satisfactory to Buyer, to the extent Seller controls or is entitled to control the selection of the special servicer.

(f) Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to Buyer (i) any notice of the occurrence of an Event of Default under or report received by Seller pursuant to the Purchased Asset Documents; (ii) any notice of transfer of servicing under the Purchased Asset Documents and (iii) any other information with respect to the Purchased Assets that may be requested by Buyer from time to time.

(g) Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the Purchased Items and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(h) If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with an undated bond power covering such certificate duly executed in blank to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(i) At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request). If any amount payable under or in connection with any of the Collateral or Purchased Items shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as a Purchased Item and/or Collateral, as applicable, pursuant to this Agreement, and the documents delivered in connection herewith.

(j) Seller or Guarantor, as applicable, shall provide, or to cause to be provided, to Buyer the following financial and reporting information:

(i) Within fifteen (15) calendar days after each month-end, a monthly reporting package substantially in the form of Exhibit III attached hereto;

(ii) Within forty-five (45) calendar days after the last day of each of the first three fiscal quarters in any fiscal year, consolidated unaudited financial statements of Guarantor presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the 1934 Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory or regulatory requirements, in either case accompanied by a properly completed and executed Officers’ Certificate in the form attached hereto as Exhibit XXII, including a statement of operations and a statement of changes in cash flows for such quarter and statement of net assets as of the end of such quarter, also certified as being true and correct by an Officers’ Certificate in the form attached hereto as Exhibit XXII, which shall also include a properly completed and executed Covenant Compliance Certificate in the form attached hereto as Exhibit XIX;

(iii) Within ninety (90) calendar days after the last day of its fiscal year, Guarantor’s consolidated audited financial statements, prepared by a nationally recognized independent certified public accounting firm and presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the 1934 Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory and/or regulatory requirements, in either case accompanied by a properly completed and executed Officers’ Certificate in the form attached hereto as Exhibit XXII, including a statement of operations and a statement of changes in cash flows for such quarter and statement of net assets as of the end of such quarter accompanied by an unqualified report of the nationally recognized independent certified public accounting firm that prepared them, which shall also include a properly completed and executed Covenant Compliance Certificate in the form attached hereto as Exhibit XIX; and

(iv) Copies of Guarantor’s Federal Income Tax returns, if any, delivered within thirty (30) days after the earlier of (A) filing or (B) the last filing extension period.

(k) Seller shall make a representative available to Buyer every month for attendance at a telephone conference, the date of which to be mutually agreed upon by Buyer and Seller, regarding the status of each Purchased Asset, Seller’s compliance with the requirements of Articles 11 and 12, and any other matters relating to the Transaction Documents or Transactions that Buyer wishes to discuss with Seller.

(l) Seller and Guarantor shall at all times (i) comply with all contractual obligations, (ii) comply in all material respects with all laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Seller and Guarantor or any of its assets and Seller and Guarantor shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(m) Seller and Guarantor shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(n) Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, other than any such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(o) Seller will maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

(p) Seller shall provide Buyer with reasonable access plus any such additional reports as Buyer may reasonably request. Upon reasonable notice (unless a Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, Seller shall allow Buyer to (i) review any operating statements, occupancy status and other property level information with respect to the underlying real estate directly or indirectly securing or supporting the Purchased Assets that either is in Seller’s possession or is available to Seller, (ii) examine, copy (at Buyer’s expense) and make extracts from its books and records, to inspect any of its Properties, and (iii) discuss Seller’s business and affairs with its officers.

(q) Seller shall enter into Hedging Transactions with respect to each of the Hedge-Required Assets (subject to the definition of Concentration Limit) to the extent necessary to hedge interest rate risk associated with the Purchase Price on such Hedge-Required Assets, in a manner reasonably acceptable to Buyer, to the extent that such Hedging Transactions will not give rise to non-qualifying REIT income under section 856 of the Code.

(r) Seller shall take all such steps as Buyer deems necessary to perfect the security interest granted pursuant to Article 6 in the Hedging Transactions, shall take such action as shall be necessary or advisable to preserve and protect Seller’s interest under all such Hedging Transactions (including, without limitation, requiring the posting of any required Additional Eligible Collateral thereunder, and hereby authorizes Buyer to take any such action that Seller fails to take after demand therefor by Buyer. Seller shall provide the Custodian with copies of all documentation relating to Hedging Transactions with Qualified Hedge Counterparties promptly after entering into same. All Hedging Transactions, if any, entered into by Seller with Buyer or any of its Affiliates in respect of any Purchased Asset shall be terminated contemporaneously with the repurchase of such Purchased Asset on the Repurchase Date therefor.

(s) Seller shall:

(i) not, unless it shall have provided Buyer thirty (30) days’ prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder, (A) cause or permit any change to be made to its name, organizational identification number, identity or corporate structure, (B) cause or permit any change to its jurisdiction of organization, (C) cause or permit the opening of any new chief executive office or the closing any such office of Seller, or (D) cause or permit any change in the places where the books and records pertaining to the Purchased Assets are held;

(ii) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(iii) not cause or permit any change of control of Seller without providing Buyer with at least ten (10) Business Days prior written notice thereof.

(t) At any time that a Purchased Asset is no longer an Eligible Asset, Seller shall repurchase such Purchased Asset no later than three (3) Business Days, subject to the applicable cure rights set forth in Article 13(a)(xv), after receiving notice or gaining knowledge that such Purchased Asset is no longer an Eligible Asset.

ARTICLE 13.

EVENTS OF DEFAULT; REMEDIES

(a) Each of the following events shall constitute an “Event of Default” under this Agreement:

(i) Seller or Guarantor shall fail to repurchase Purchased Assets (including, if applicable, any Future Funding Amounts related to a Future Funding Transaction) upon the applicable Repurchase Date;

(ii) Buyer shall fail to receive on any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer) (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made) (except that such failure shall not be an Event of Default by Seller if sufficient Income, including Principal Payments (solely to the extent (A) such Principal Payments are otherwise payable to Seller and not Buyer or its Affiliates as of such date in accordance with the terms of this Agreement, (B) there is no outstanding, uncured Margin Deficit or Event of Default and (C) no event shall have occurred that could, in Buyer’s sole determination, lead to a future Margin Deficit or Event of Default (in each case, without regard to any cure periods)), is on deposit in the Depository Account and the Depository fails to remit such funds to Buyer);

(iii) Seller or Guarantor shall fail to cure any Margin Deficit, to the extent such Margin Deficit equals or exceeds the Minimum Transfer Amount, in accordance with Article 4 of this Agreement;

(iv) Seller or Guarantor shall fail to make any payment not otherwise addressed under this Article 13(a) owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement, which failure is not remedied within three (3) Business Days of notice thereof;

(v) Seller shall default in the observance or performance of any agreement contained in Article 11 of this Agreement and, such default shall not be cured within five (5) Business Days after notice by Buyer to Seller thereof;

(vi) an Act of Insolvency occurs with respect to Seller or Guarantor;

(vii) Seller or Guarantor shall admit to any Person its inability to, or its intention not to, perform any of its obligations hereunder;

(viii) the Custodial Agreement, the Depository Agreement or any other Transaction Document or a replacement therefor reasonably acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Seller;

(ix) Guarantor shall be in default under (i) any Indebtedness of Guarantor, which default (1) involves the failure to pay a matured obligation in excess of $50,000,000 with respect to Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $50,000,000 with respect to Guarantor; or (ii) any other material contract to which Guarantor is a party which default (1) involves the failure to pay a matured obligation of at least $50,000,000 or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $50,000,000 with respect to Guarantor;

(x) (i) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Code, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (iii) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xi) either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets, and such condition is not cured by Seller within five (5) Business Days after notice thereof from Buyer to Seller, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Purchased Assets and the same is not cured within five (5) Business Days;

(xii) an “Event of Default,” “Termination Event,” “Potential Event of Default” or other default or breach, however denominated, occurs under any Hedging Transaction on the part of Seller, or the counterparty to Seller on any such Hedging Transaction with a Qualified Hedge Counterparty ceases to be a Qualified Hedge Counterparty, that is otherwise not cured within any applicable cure period thereunder or, if no cure period exists thereunder, which is not cured by Seller within five (5) Business Days after notice thereof from an Affiliated Hedge Counterparty or Qualified Hedge Counterparty to Seller;

(xiii) any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor, which suspension has a Material Adverse Effect in the determination of Buyer and that is not cured by Seller or Guarantor, as applicable, within five (5) Business Days after notice thereof from Buyer to Seller or Guarantor, as applicable;

(xiv) any condition shall exist that constitutes a Material Adverse Effect in Buyer’s sole discretion exercised in good faith that is not cured by Seller or Guarantor, as applicable, within three (3) Business Days after notice thereof from Buyer to Seller or Guarantor, as applicable;

(xv) any representation made by Seller to Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations and warranties of Seller set forth in Articles 10(b)(xxi) or 10(b)(xxii)) by Seller, which shall not be considered an Event of Default if incorrect or untrue in any material respect, provided Seller terminates the related Transaction, as applicable, and repurchases the related Purchased Assets on an Early Repurchase Date no later than three (3) Business Days after receiving notice of such incorrect or untrue representation; unless Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made; provided, however, if Buyer and Seller have agreed in good faith that (i) a breach of a representation is curable, (ii) such breach is non-monetary in nature and (iii) such breach is related only to the Purchased Assets, Seller shall have a fifteen (15) Business Day period to cure the breach after notice thereof from Buyer. To the extent the breach remains uncured after such fifteen (15) Business Day period, Seller must immediately repurchase the related Purchased Asset within one (1) Business Day; provided, that if Buyer determines that Seller is diligently seeking a cure to such breach, Buyer may, in its sole and absolute discretion, provide Seller with an additional fifteen (15) Business Day period to cure such breach, after which Seller must immediately repurchase the related Purchased Asset if its attempt to cure such breach by the expiration of such second cure period is unsuccessful;

(xvi) a final non-appealable judgment by any competent court in the United States of America for the payment of money (a) rendered against Seller in an amount greater than $250,000 or (b) rendered against Guarantor in an amount greater than $50,000,000, and remained undischarged and unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer;

(xvii) if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within the earlier of seven (7) days after (a) delivery of notice thereof to Seller by Buyer, or (b) actual knowledge on the part of Seller of such breach or failure to perform;

(xviii) if the Guarantor shall breach or fail to perform any of the terms, covenants, obligations or conditions of the Guarantee Agreement, and such breach or failure to perform is not remedied within the earlier of three (3) Business Days after (a) delivery of notice thereof to any Guarantor by Buyer, or (b) actual knowledge on the part of any Guarantor of such breach or failure to perform; and

(xix) the Guarantee Agreement or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by either Guarantor or Seller.

(b) After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i) At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii) If Buyer exercises or is deemed to have exercised the option referred to in Article 13(b)(i) of this Agreement:

(A) Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360-day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 13(b)(iii) of this Agreement); and

(C) the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets.

(iii) Upon the occurrence of an Event of Default with respect to Seller, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 13(b)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, to actual, out-of-pocket expenses, including, but not limited to, costs of cover and/or Hedging Transactions, if any; (x) third, to the Repurchase Price; (y) fourth, to any Breakage Costs; and (z) fifth, to return any excess to Seller. Seller may bid in any public or private sale of the Purchased Assets.

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v) Seller shall be liable to Buyer for (A) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller and (B) all costs incurred by Buyer in connection with Hedging Transactions in the event that Seller, from and after an Event of Default, takes any action to impede or otherwise affect Buyer’s remedies under this Agreement.

(vi) Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(vii) Subject to the notice and cure periods contained herein, where applicable, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default with respect to Seller and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(viii) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

ARTICLE 14.

SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 15.

RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 16.

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 16. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 16. A party receiving a notice that does not comply with the technical requirements for notice under this Article 16 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 17.

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 18.

NON-ASSIGNABILITY

(a) Subject to Article 18(b) below, Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of Buyer (not to be unreasonably withheld or delayed) and any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void. Buyer may, upon notice to Seller, without consent of Seller, sell to one or more banks, financial institutions or other entities (“Participants”) participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement. Buyer may, at any time and from time to time, assign to any Person (an “Assignee” and together with Participants, each a “Transferee” and collectively, the “Transferees”) all or any part of its rights its interest in the Purchased Assets, or any other interest of Buyer under this Agreement, except that, prior to an Event of Default, no such Transferee shall be one of the Prohibited Transferees set forth on Exhibit IX hereto. Seller and Guarantor agree to cooperate with Buyer in connection with any such assignment, transfer or sale of participating interest, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale.

(b) Title to all Purchased Assets and Purchased Items shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and Purchased Items or otherwise selling, pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and Purchased Items, all on terms that Buyer may determine in its sole discretion; provided, however, that Buyer shall (i) provide Seller with the identity of any third party involved in such transaction, (ii) transfer the Purchased Assets to Seller on the applicable Repurchase Date free and clear of any pledge, lien, security interest, encumbrance, charge or other adverse claim on any of the Purchased Assets and (iii) credit Income and principal payments to Seller in accordance with Article 5 hereof. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets or Purchased Items transferred to Buyer by Seller.

(c) In the event that Buyer sells a participating interest in any Transaction, or assigns any of its rights or interests in the Purchased Asset or other interests under this Agreement, Buyer shall retain certain decision-making rights and duties under this Agreement, including, among other things, that Buyer shall have the right to approve in its sole discretion any future Transactions and Future Funding Transactions.

ARTICLE 19.

GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ARTICLE 20.

NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Articles 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

ARTICLE 21.

USE OF EMPLOYEE PLAN ASSETS

(a) If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Article 21, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c) By entering into a Transaction, pursuant to this Article 21, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition that Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is Seller in any outstanding Transaction involving a Plan Party.

ARTICLE 22.

INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Article 13 hereof is a contractual right to liquidate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, as amended, and as used in Section 561 of Title 11 of the United States Code, as amended.

(f) It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction constitute a financing, and that Seller be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state, or local taxing authority.

ARTICLE 23.

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 24.

CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties hereby irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 24 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 25.

NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 26.

INDEMNITY

Seller hereby agrees to indemnify Buyer, Buyer’s designee, Buyer’s Affiliates and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Purchased Assets, Purchased Items or Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income, withholding or other taxes imposed upon Buyer), fees, costs, expenses (including attorneys fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing other than, in each case, any amounts that fall within the above definition but result from the gross negligence, bad faith, willful misconduct, or breach of this Agreement by any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act other than those resulting from the gross negligence, bad faith, willful misconduct, or breach of this Agreement by any Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Buyer harmless from and against all expense (including reasonable attorney’s fees), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s reasonable costs and out-of-pocket expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Article 27 and Article 3) which, for Senior Mortgage Loans shall not exceed the applicable Legal Fee Cap (including all Pre-Purchase Legal Expenses, even if the underlying prospective Transaction for which they were incurred does not take place for any reason). Seller hereby acknowledges that, the obligation of Seller hereunder is a recourse obligation of Seller.

ARTICLE 27.

DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, any other servicer or subservicer and/or the Custodian. Seller agrees to reimburse Buyer for any and all out-of-pocket costs and expenses incurred by Buyer with respect to continuing due diligence on the Purchased Assets during the term of this Agreement, which shall be paid by Seller to Buyer within (10) days after receipt of an invoice therefor. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Buyer for any and all reasonable attorneys’ fees, costs and expenses incurred by Buyer in connection with continuing due diligence on Eligible Assets and Purchased Assets.

ARTICLE 28.

SERVICING

(a) Notwithstanding the purchase and sale of the Purchased Assets hereby, Seller, Servicer or a third party servicer reasonably approved by Buyer shall service the Purchased Assets that are Eligible Loans (such Purchased Assets, “Serviced Assets”) for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate the Serviced Assets prior to the Repurchase Date pursuant to Article 8, for the benefit of Buyer’s assigns. Seller shall service or cause Servicer to service the Serviced Assets at Seller’s sole cost and for the benefit of Buyer in accordance with Accepted Servicing Practices approved by Buyer in the exercise of its reasonable business judgment and maintained by other prudent mortgage or mezzanine lenders with respect to mortgage and/or mezzanine loans similar to the Serviced Assets, provided, however, that the obligations of Seller to service any of the Serviced Assets shall cease, at Buyer’s option, upon the earliest of (i) an Event of Default, or (ii) the delivery by Buyer to Seller of at least five (5) days’ prior written notice of the decision by Buyer to transfer the servicing rights of any or all of the Serviced Assets to either Servicer or another third party servicer selected by Buyer. In either case, Seller shall take all actions necessary to effectuate the underlying servicing transfer as expeditiously as possible. Notwithstanding the foregoing, neither Seller nor Servicer shall take any material action or effect any modification or amendment to any Purchased Asset without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer.

(b) Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements and pooling and servicing agreements (including, without limitation any “Interim Servicing Agreement” with Servicer) (collectively, the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Assets and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Article 28 and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c) Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis or (ii) terminate Seller, Servicer or any sub-servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee.

(d) Seller shall not employ sub-servicers to service the Purchased Assets without the prior written approval of Buyer not to be unreasonably withheld. If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest (if any) in the Servicing Agreements in the Purchased Assets to Buyer.

(e) Seller shall cause Servicer or any sub-servicers engaged by Seller to execute a letter agreement with Buyer acknowledging Buyer’s security interest and agreeing that it shall deposit all Income with respect to the Purchased Assets in the Depository Account, and so long as a Purchased Asset is subject to a Transaction, following notice from Buyer to Seller of an Event of Default under this Agreement, Servicer shall take no action under this Agreement with regard to such Purchased Asset other than as specifically directed by Buyer.

(f) The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

ARTICLE 29.

MISCELLANEOUS

(a) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d) Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated. Seller agrees to pay Buyer on demand all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral or Purchased Items and for the custody, care or preservation of the Collateral or Purchased Items (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Depository Account and registering the Collateral and Purchased Items in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, Seller hereby grants to Buyer and its Affiliates a right of offset, to secure repayment of all amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, upon any and all monies, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located), for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Seller at any time existing. Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. Seller shall be deemed directly indebted to Buyer and its Affiliates in the full amount of all amounts owing to Buyer and its Affiliates by Seller under the Transaction Documents, and Buyer and its Affiliates shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

(f) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g) This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(h) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(i) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(j) Wherever pursuant to this Agreement, Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Buyer shall be final and conclusive.

(k) Each Affiliated Hedge Counterparty is an intended third party beneficiary of this Agreement and the parties hereto agree that this Agreement shall not be amended or otherwise modified without the written consent of each Affiliated Hedge Counterparty, such consent not to be unreasonably withheld.

(l) Notwithstanding anything to the contrary contained herein or in any Repurchase Document, Guarantor and any Affiliate of Guarantor shall be entitled to disclose any and all terms of any Repurchase Document, including the public filing thereof, if the Guarantor, in its sole discretion, deems it necessary or appropriate under the rules or regulations of the Securities and Exchange Commission and/or the New York Stock Exchange.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

BUYER:

JPMORGAN CHASE BANK, N.A., a national banking association

By:   /s/ Kanul K. Singh
Name: Kunal K. Singh
Title: Vice President

SELLER:

NRFC JP HOLDINGS, LLC, a Delaware limited liability company

By: /s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: Executive Vice President